UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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CENTURY CASINOS, INC.

_______________________________________________

(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER FROM OUR CHAIRMAN

Dear Stockholder:

We cordially invite you to electronically attend the Annual Meeting of Stockholders of Century Casinos, Inc., which will be held on Thursday, June 9, 2022 at 8:00 a.m. Mountain Daylight Time.  We are pleased to announce that this year’s Annual Meeting will again be a virtual meeting via live webcast on the Internet.  You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/cnty2022.

At the Annual Meeting, you will be asked to vote on proposals to elect two Class I directors to our Board of Directors, ratify the appointment of our independent registered public accounting firm, approve an advisory (non-binding) resolution regarding the compensation of our named executive officers and consider such other business as may properly come before the meeting.

Enclosed is a notice of the Annual Meeting, the proxy statement and proxy card along with a copy of our Annual Report on Form 10-K for the 2021 fiscal year.

We encourage you to read the enclosed proxy statement and vote promptly.  If you attend the Annual Meeting, you may vote in person via the Internet even if you previously voted by proxy.  Thank you for your interest and support.

Sincerely,

/s/ Erwin Haitzmann
Erwin Haitzmann
Chairman of the Board of Directors

April 29, 2022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME Thursday, June 9, 2022 8:00 a.m. Mountain Daylight Time

PLACE Virtual Meeting www.virtualshareholdermeeting.com/cnty2022

RECORD DATE Thursday, April 14, 2022

, 8:0 Time 4:00 p.m. Central European Summer Time PLACE Virtual Meeting www.virtualshareholdermeeting.com/cnty2018 RECORD DATE Tuesday, April 17, 2018

ANNUAL MEETING PROPOSALS

1 ELECTION of two Class I directors to our Board of Directors	2 RATIFICATION of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2022	3 APPROVAL of an advisory (non-binding) resolution regarding the compensation of our named executive officers	4 transaction of such other business as may properly come before the meeting in accordance with our bylaws or any adjournment or postponement thereof

PROXY VOTING

Only those stockholders of record owning shares of our common stock at the close of business on April 14, 2022 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available for ten days prior to the meeting at the office of our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, and at the Annual Meeting.

To attend the Annual Meeting via the live webcast, go to www.virtualshareholdermeeting.com/cnty2022 at least 15 minutes prior to the start time to register. Click on the link to the audio-only webcast on that page and a script will take you through the steps necessary to access the webcast. In order to ask questions and submit a ballot at the meeting, you must have a Broadridge-issued control number and enter it when prompted.

Our proxy statement is enclosed. Stockholders who cannot attend the meeting via the Internet should vote by using the enclosed proxy card. Please fill in, date, sign and return the enclosed proxy card in the enclosed envelope so that your shares may be voted at the meeting. If you attend the meeting via the Internet, you may revoke your proxy and vote in person. Your vote is important.

By order of the Board of Directors,
/s/ Margaret Stapleton
Margaret Stapleton
Chief Financial Officer and Corporate Secretary

Colorado Springs, Colorado

April 29, 2022

TABLE OF CONTENTS

2022 ANNUAL MEETING OF STOCKHOLDERS	1	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
Voting Rights and Outstanding Shares	1
Quorum and Votes Required	2	Certain Relationships and Related Transactions	17
Stockholder Proposals	2	COMPENSATION DISCUSSION AND ANALYSIS	18
Stockholder Communications and Director Nominations	2	Overview of Compensation Goals and Objectives	18
		Company Business Developments	19
Householding	3	Compensation Policy	19
CERTAIN INFORMATION REGARDING THE BOARD	4	Compensation Program Design	20
Board Diversity Matrix	4	Roles in Establishing Compensation	21
Audit Committee	5	Use of Peer Group and Other Market Data	21
Compensation Committee	5	Consideration of Say-On-Pay Results and Stockholder Input	21
Governance and Nominating Committee	6
Director Selection Process	7	Elements of Compensation	22
Board Leadership Structure	7	Compensation Committee Report	30
Risk Oversight	7	EXECUTIVE COMPENSATION	31
Compensation Committee Interlocks and Insider Participation	8	Summary Compensation Table	31
		2021 Grants of Plan-Based Awards	33
Director Compensation	8	Outstanding Equity Awards at 2021 Fiscal Year-End	34
PROPOSALS REQUIRING YOUR VOTE	9	Option Exercises and Stock Vested in 2021	35
Proposal No. 1 Election of Directors	9	Executive Agreements	35
Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm	10	2021 Potential Payments Upon Termination or Change of Control	37

Change in Independent Registered Public Accounting Firm	10	EQUITY COMPENSATION PLAN INFORMATION	43
		CEO PAY RATIO DISCLOSURE	43
Principal Accounting Fees and Services	10
Report of the Audit Committee of the Board of Directors
	12
Proposal No. 3 Advisory Vote on Executive Compensation	13

INFORMATION REGARDING DIRECTORS	14
Code of Business Conduct and Ethics	15

2022 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Century Casinos, Inc. for the Annual Meeting of Stockholders (“Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

June 9, 2022	Virtual Meeting
8:00 a.m. Mountain Daylight Time	www.virtualshareholdermeeting.com/cnty2022

Matters to be considered and acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders and this proxy statement and are more fully described herein. The enclosed materials were first mailed on or about April 29, 2022 to our stockholders of record as of April 14, 2022.

YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 9, 2022. This proxy statement and the Annual Report on Form 10-K are available at www.proxyvote.com. None of the information contained in our Annual Report on Form 10-K is proxy solicitation material.

VOTING RIGHTS AND OUTSTANDING SHARES

Only stockholders of record at the close of business on April 14, 2022 will be entitled to vote at the Annual Meeting. On that date, there were  29,814,047 shares outstanding of our common stock, our only class of voting securities. Each share of common stock is entitled to one vote per share. Cumulative voting in the election of directors is not permitted.

All properly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting. If a stockholder directs how a proxy is to be voted with respect to the business coming before the Annual Meeting, the proxy will be voted in accordance with the stockholder’s directions. If a stockholder does not direct how a proxy is to be voted, it will be voted as the Board recommends, which is as follows:

PROPOSALS	PAGE	RECOMMENDATION
Proposal No. 1: Election of Directors FOR the election of the nominees to the Board listed in this proxy statement and on the proxy card	9	YES
Proposal No. 2: Ratification of Independent Registered Public Accounting Firm FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2022	10	YES
Proposal No. 3: Advisory Vote to Approve Executive Compensation FOR the approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers	13	YES

A proxy may be revoked at any time before it is exercised by giving written notice to our Corporate Secretary at Century Casinos, Inc., 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903 or by delivery of a subsequently executed proxy. Stockholders may vote their shares in person if they attend the Annual Meeting, even if they have executed and returned a proxy. Stockholders will not be able to vote their shares by phone at the meeting.

Proxies are being solicited by mail, and, in addition, our directors, officers and regular employees (who will not receive any additional compensation) may solicit proxies personally, by telephone, by email, or by special correspondence. We will reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of our common stock. All expenses involved in preparing, assembling and mailing this proxy statement and the enclosed material and in connection with the solicitation of proxies in regard to the proposals brought forward by us and included in this proxy statement will be paid by us.

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QUORUM AND VOTES REQUIRED

The holders of a majority of our issued and outstanding shares of common stock, represented either in person or by proxy and entitled to vote at the meeting, will constitute a quorum for the transaction of business at the Annual Meeting. A vote of the holders of a majority of the common stock present, either in person or by proxy, and entitled to vote, is required to elect the director nominees, to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2022 and to approve the advisory (non-binding) resolution regarding the compensation of our named executive officers (“NEOs”).

A stockholder entitled to vote may abstain from voting for nominees for director in the election of directors and may abstain from voting on any of the other proposals. Abstentions are counted for purposes of determining a quorum to conduct business. Abstentions will have the effect of a vote “against” a proposal, because an abstention represents a share entitled to vote and is included in the denominator in determining the percentage approved. The inspectors of election will treat broker non-votes, which are shares held by brokers or nominees for which the broker or nominee has no discretionary power to vote on a particular matter and for which they have received no instructions from the beneficial owners or persons entitled to vote, as shares that are present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matters as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, including the election of directors, those shares will be treated as not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters).

STOCKHOLDER PROPOSALS

If you are a stockholder who wishes to present a proposal for inclusion in the proxy statement and form of proxy for consideration at our 2023 Annual Meeting of Stockholders, you must submit your proposals to the attention of our Corporate Secretary at our executive office at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, so that the proposal is received by us no later than December 30, 2022. In order for a stockholder proposal to be properly considered at the 2023 Annual Meeting, our Corporate Secretary must have received notice of the proposal no sooner than December 11, 2022 and no later than February 9, 2023, in accordance with our amended and restated bylaws. Proposals received by us before December 11, 2022 or after February 9, 2023 will be deemed untimely and will not be considered at the 2023 Annual Meeting.

STOCKHOLDER COMMUNICATIONS AND DIRECTOR NOMINATIONS

Stockholders or other interested parties may communicate with our Board, any individual director, or members of any Board committee. Stockholders should send any communications to investor@cnty.com, and identify the intended recipient or recipients. All communications addressed to the Board or any identified director or directors will be forwarded to the identified person or persons.

In order to nominate candidates for election to our Board, nominations must be timely received from a stockholder at our executive office at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, as described above under “Stockholder Proposals”, and must set forth the name, age, business address and residence address of each nominee, the nominees’ principal occupation or employment, the number of shares of our common stock owned by each nominee, and any other information regarding each nominee required to be disclosed by our amended and restated bylaws or by applicable laws. The nomination must also state the name and address of the stockholder making such nominations and the number of shares of common stock owned by such person.

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HOUSEHOLDING

To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the “householding” rules of the Securities and Exchange Commission (“SEC”). These householding rules permit the delivery of only one set of proxy solicitation materials to stockholders who share the same address, unless otherwise requested. Any stockholder of record who shares an address with another stockholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge, or request future delivery of separate materials upon writing our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903 or calling (719) 527-8300. Likewise, any stockholder of record who shares an address with another stockholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903 or calling (719) 527-8300.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least thirty days or more after receipt of your revocation.

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CERTAIN INFORMATION REGARDING THE BOARD

The following table presents the current members of the Board, the committees on which they serve, and whether they are independent under Nasdaq Stock Market (“Nasdaq”) listing standards and SEC rules.

NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	GOVERNANCE AND NOMINATING COMMITTEE	INDEPENDENT
Erwin Haitzmann
Peter Hoetzinger
Eduard Berger	✓		✓	✓
Gottfried Schellmann	✓ Chair	✓ Chair	✓ Chair	✓
Dinah Corbaci	✓	✓	✓	✓

The Board held three meetings during 2021. During 2021, each director attended at least 75% of the meetings of the Board held during the period for which he or she has been a director and of each committee held during the period that he or she has served as a member. A majority of our directors are independent directors, as required by the Nasdaq listing standards. Our Board determines whether a director is independent through a broad consideration of facts and circumstances, including an assessment of the materiality of any relationship between us and a director not merely from the director’s standpoint, but also from that of persons or organizations with which the director has an affiliation. In making this determination, the Board adheres to the independence criteria defined by the Nasdaq listing standards and applicable SEC rules.

Our policy regarding attendance by members of the Board at our Annual Meeting of Stockholders is to encourage directors to attend, either in person or by teleconference, subject to their availability during that time.  All members of the Board, except Dinah Corbaci, attended the 2021 Annual Meeting.

BOARD DIVERSITY MATRIX

BOARD DIVERSITY MATRIX (As of April 14, 2022)
Total number of Directors	5
	FEMALE	MALE	NON-BINARY	DID NOT DISCLOSE GENDER
GENDER IDENTITY:
Directors	1	2	0	2
DEMOGRAPHIC BACKGROUND:
White	1	2	0	2

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AUDIT COMMITTEE
MEMBERS
Gottfried Schellmann (Chairman)	Independent: All
Eduard Berger	Audit Committee Financial Expert: Gottfried Schellmann
Dinah Corbaci	Nasdaq/SEC Qualified: All

RESPONSIBILITIES

•  Selects and appoints our independent registered public accounting firm.

•  Reviews the independence and performance of the independent registered public accounting firm.

•  Reviews our system of internal controls.

•  Oversees risk management.

•  Reviews actions taken to comply with applicable gaming rules and regulations.

•  Reviews compliance with our Code of Business Conduct and Ethics.

•  Approves the services and fees of the independent registered public accounting firm.

•  Reviews our annual and quarterly financial statements and the independent registered public accounting firm’s opinion rendered with respect to such financial statements.

•  Reviews disclosures in our Form 10-K, Form 10-Q and proxy statement filings with the SEC.

•  Reviews related party transactions.

The Audit Committee of the Board is governed by an Amended and Restated Charter and Powers of the Audit Committee, a current copy of which can be found at www.cnty.com/investor/governance/facts-overview/. During 2021, the Audit Committee held four meetings.

COMPENSATION COMMITTEE
MEMBERS
Gottfried Schellmann (Chairman)	Independent: All
Dinah Corbaci

RESPONSIBILITIES

•  Develop guidelines and review the compensation and performance of our executive officers, and review and approve corporate goals relevant to the compensation of our executive officers in light of our goals and objectives.

•  Determine the compensation of the executive officers, including base pay, incentive pay (bonus) and equity awards.

•  Review and discuss with management our annual Compensation Discussion and Analysis.

•  Make recommendations to the Board regarding inclusion of the Compensation Discussion and Analysis in our annual proxy statement.

•  Make recommendations with respect to incentive-compensation plans and equity-based plans.

•  Develop plans for management succession.

•  Review major organizational and staffing matters.

•  Review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices to the Board.

•  Annually review and reassess the adequacy of the Compensation Committee’s charter and recommend any proposed changes to the Board for approval.

•  Annually review the Compensation Committee’s own performance.

•  Perform any other activities consistent with the Compensation Committee’s charter, our bylaws and applicable laws, rules and regulations that the Compensation Committee or the Board deem appropriate.

The Compensation Committee of the Board operates pursuant to a written charter that was adopted by the Board, a current copy of which can be found at www.cnty.com/investor/governance/facts-overview/.

The Compensation Committee collaborates with our management team in reviewing the material terms of our existing compensation policies and programs for all employees and believes that such policies and programs do not encourage excessive risk-taking that is reasonably likely to result in a material adverse impact on us.

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In fulfilling its responsibilities, the Compensation Committee may delegate any of its responsibilities to one or more subcommittees or to one of its members as the Compensation Committee may deem appropriate in its sole discretion, to the extent permitted by Nasdaq and SEC rules and any other applicable rules and regulations. In addition, the Compensation Committee may engage external compensation consultants to assist in setting executive compensation. In 2016, the Compensation Committee engaged an independent advisor to assist the Compensation Committee in redesigning our annual and long-term incentive compensation plans. During 2021, the Compensation Committee held one meeting.

GOVERNANCE AND NOMINATING COMMITTEE
MEMBERS
Gottfried Schellmann (Chairman)	Independent: All
Eduard Berger
Dinah Corbaci

RESPONSIBILITIES

•  Develop and recommend to the Board a set of corporate governance principles.

•  Advise the Board on corporate governance matters.

•  Develop and recommend to the Board criteria for the selection of candidates to serve on the Board.

•  Establish procedures for the identification and evaluation of any candidate for the Board, including any incumbent director.

•  Establish procedures for stockholders to submit potential candidates for election to the Board.

•  Select and approve all nominees for Board membership.

•  Make recommendations as necessary regarding changes in the size and composition of the Board and each Board committee.

•  Make recommendations as necessary regarding the establishment of new Board committees and selection of directors to serve on each committee.

•  Develop and administer an annual Board and committee evaluation process.

•  Annually review the Governance and Nominating Committee’s own performance.

•  Perform any other activities consistent with the Governance and Nominating Committee charter, our bylaws and applicable laws, rules and regulations that the Governance and Nominating Committee or the Board deem appropriate.

The Governance and Nominating Committee operates pursuant to a written charter that was adopted by the Board, a current copy of which can be found at www.cnty.com/investor/governance/facts-overview/.

The Governance and Nominating Committee will consider director nominees recommended by stockholders under the same procedure used for considering director nominees recommended by management or other directors. See the “Stockholder Communications and Director Nominations” section of this proxy statement for procedures to be followed by stockholders to submit nominations.

In fulfilling its responsibilities, the Governance and Nominating Committee may engage external consultants. No external consultants were used during 2021. We believe that our current Board members collectively possess diverse knowledge and experience in the disciplines that impact our business. Prior to nominating a new director candidate, our Governance and Nominating Committee considers the collective experience of the existing Board members. Based on this evaluation, the Governance and Nominating Committee nominates individuals who it believes can either strengthen the Board's sophistication and experience or further diversify the collective experience represented. Although the Board does not currently have a policy directly addressing director diversity, the Governance and Nominating Committee, guided by the Governance and Nominating Committee's charter, intends to assess the diversity of the Board and the effectiveness of its diversity considerations prior to nominating any additional candidates for director. During 2021, the Governance and Nominating Committee held one meeting.

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DIRECTOR SELECTION PROCESS

The general criteria that the Governance and Nominating Committee uses to select nominees are:

•	Such individual’s reputation for integrity, honesty and adherence to high ethical standards;
•	Demonstrated business acumen, particularly in the casino industry;
•	Experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives;
•	Willingness and ability to contribute positively to our decision-making process;
•	Commitment to understanding us and our industry and to regularly attend and participate in meetings of the Board and its committees;
•

Interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors, and the general public;

•	Ability to act in the interest of all stakeholders;
•

Shall not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director; and

•	Understanding of the complexity of diverse international business structures.

The Governance and Nominating Committee reviewed the qualifications of Dr. Dinah Corbaci and Mr. Eduard Berger, whose terms expire at the 2022 Annual Meeting, and has recommended to the Board that Dr. Dinah Corbaci and Mr. Eduard Berger be re-elected to the Board for three-year terms expiring at the 2025 Annual Meeting.

BOARD LEADERSHIP STRUCTURE

The Board does not have a policy regarding the separation of the roles of Co-Chief Executive Officer and Chairman of the Board, as the Board believes it is in our best interests to make that determination based on our particular position and direction and the membership of the Board. The Board has determined that having our Co-Chief Executive Officer Dr. Haitzmann serve as Chairman is in the best interest of our stockholders at this time. This structure makes the best use of the Co-Chief Executive Officer’s extensive knowledge of us and our industry, as well as fostering greater communication between our management and the Board. The combined role of Chairman and Co-Chief Executive Officer is balanced by our governance structure, policies and controls. Three of the five members of our Board of Directors satisfy the requirements of independence promulgated by the SEC and Nasdaq, and the Audit, Compensation, and Governance and Nominating Committees are composed entirely of independent members of the Board. This structure encourages independent and effective oversight of our operations and prudent management of risk.

The Board has not appointed a “lead independent director” due to the small size of the Board and because three of the five directors are independent. The Board therefore does not believe that a lead independent director would add significant value at this time.

RISK OVERSIGHT

Our Board of Directors administers its risk oversight function directly and through its committees.  The Board has oversight responsibility for all risks and has various programs to oversee financial and business risks including (i) reviewing and discussing with management the quarterly and annual SEC filings, (ii) reviewing and discussing with management our business strategies and the related business plan, (iii) monitoring quarterly results, and (iv) reviewing and discussing with management results of our enterprise risk management program.

Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. The Board believes an effective risk management system will (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile, and (iv) integrate risk management into our decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management. The Audit Committee makes periodic reports to the Board regarding briefings provided by management and advisors as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes.

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The Compensation Committee administers compensation risk oversight through its oversight of compensation practices and the Compensation Committee’s assessment of the potential impact of those practices on risk-taking. The Compensation Committee believes that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board also continually works with the input of our executive officers to assess and analyze the most likely areas of future risk for us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2021, the members of the Compensation Committee were Mr. Gottfried Schellmann and Dr. Dinah Corbaci. Neither of these individuals are current or former officers of the Company or any of our subsidiaries. During 2021, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee.

DIRECTOR COMPENSATION

Directors who are neither our employees nor employees of any of our subsidiaries earn $2,000 for each meeting attended and for each gaming application completed. Directors are reimbursed for expenses reasonably incurred in connection with their service on the Board.

For 2021, Mr. Schellmann received an additional $30,000 for his work as Chairman of the Audit, Compensation and Governance and Nominating Committees.  For 2021, Dr. Corbaci received an additional $15,000 for her work as  a member of the Audit, Compensation and Governance and Nominating Committees and Mr. Berger received an additional $15,000 for his work as a member of the Audit and Governance and Nominating Committees.

2021 DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation of our non-employee directors for 2021:

NAME	FEES EARNED OR PAID IN CASH	ALL OTHER COMPENSATION (1)	TOTAL
Gottfried Schellmann	$46,000	$7,652	$53,652
Dinah Corbaci	31,000	7,652	38,652
Eduard Berger	29,000	7,652	36,652

1.	Other compensation consisted of $2,000 for a completed gaming application and a €5,000 ($5,652 based on the average exchange rate for the month of December 2021) one-time bonus.

As of December 31, 2021,  Mr. Schellmann held options to purchase 25,000 shares of our common stock, of which 12,500 were exercisable; Dr. Corbaci held options to purchase 50,700 shares of our common stock, of which 38,200 were exercisable; and Mr. Berger held options to purchase 25,000 shares of our common stock, of which 12,500 were exercisable. We did not grant stock options to our non-employee independent directors during 2021.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Board is divided into three classes of directors as nearly equal in number as possible. Each director who is elected at an Annual Meeting will be elected for a three-year term expiring at the third Annual Meeting of Stockholders after such director’s election. Accordingly, directors of one class only are elected at each year’s Annual Meeting of Stockholders. All nominees, if elected, will serve until the expiration of their respective three-year terms or until their successors are duly elected and qualified. Our Board consists of five directors in three classes as follows: (i) two Class I directors, Dr. Dinah Corbaci and Mr. Eduard Berger, whose terms will expire at the 2022 Annual Meeting; (ii) one Class II director, Mr. Peter Hoetzinger, whose term will expire at the 2023 Annual Meeting; and (iii) two Class III directors, Dr. Erwin Haitzmann and Mr. Gottfried Schellmann, whose terms will expire at the 2024 Annual Meeting.

Based on the recommendations of our Governance and Nominating Committee, the Board has nominated Dr. Dinah Corbaci and Mr. Eduard Berger for election as Class I directors to serve for a three-year term expiring at the 2025 Annual Meeting of Stockholders.

Dr. Corbaci is presently a member of the Board of Directors, having served continuously as a director since April 2000.  Mr. Berger is presently a member of the Board of Directors, having served continuously as a director since February 2018. Dr. Corbaci and Mr. Berger have indicated a willingness to serve; however, in the event a nominee becomes unable to serve as a director, all proxies will be voted in accordance with the best judgment of the persons acting under such proxies.

Further information regarding Dr. Dinah Corbaci and Mr. Eduard Berger, the nominees for Class I directors,  are set forth below under “Information Regarding Directors.”

Vote Required

The affirmative vote of a majority of our common stock present, either in person or by proxy, and entitled to vote is required to elect a director. Abstentions effectively count as a vote against a nominee. Broker non-votes will have no effect on the outcome of the proposal. Proxies cannot be voted for a greater number of directors than the number nominated.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS CLASS I DIRECTORS.

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PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Grant Thornton LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2022. In August 2020, we engaged Grant Thornton LLP as our independent registered public accounting firm. The services provided to us by Grant Thornton LLP during 2021 and 2020 are described under “Principal Accounting Fees and Services” below. Although ratification is not required by law, the Board has determined that it is desirable to seek stockholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in auditing our financial statements. Notwithstanding the selection or ratification of Grant Thornton LLP, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of us and our stockholders. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, either in person or via the webcast, to respond to appropriate questions and will have an opportunity to make a statement if the representative desires to do so.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As previously disclosed, on August 10, 2020, we dismissed Deloitte & Touche LLP as our principal independent registered public accounting firm. During the fiscal years ended December 31, 2019 and 2018 and subsequent interim periods through August 10, 2020, we had no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved would have caused Deloitte & Touche LLP to report the disagreement. There has been no adverse opinion, disclaimer of opinion, or qualified or modified opinion in Deloitte & Touche LLP’s reports for the preceding two years. For the preceding two years and through August 10, 2020, no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act (“Regulation S-K”) were identified.

On August 10, 2020, we engaged Grant Thornton LLP as our independent registered public accounting firm. During the two most recent fiscal years and interim period preceding the engagement, we had not consulted Grant Thornton LLP with respect to the accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees billed to us by Grant Thornton LLP and Deloitte & Touche LLP:

	2021	2020
Audit Fees to Grant Thornton LLP (A)	$1,485,696	$1,299,155
Audit Fees to Deloitte & Touche LLP (A)	25,062	1,115,567
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (B)	—	10,700
Total	$1,510,758	$2,425,422

(A)

Audit fees consist of fees incurred for professional services rendered for the audit of our consolidated financial statements included in our annual reports on Form 10-K, reviews of the interim consolidated financial statements included in quarterly reports on Form 10-Q, consents for filings with the SEC, local statutory audits, and associated expenses.

(B)	All other fees for the year ended December 31, 2020 consist of fees incurred for certain professional services rendered in connection with acquisitions.

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The Audit Committee approved in advance all audit services provided in 2021 and 2020 including audit engagement fees and terms provided to us by our independent auditors (subject to the de minimis exception for non-audit services contained in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), all as required by applicable law or listing standards.

The independent auditors and our management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services.

Vote Required

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2022 requires the affirmative vote of a majority of our common stock present, either in person or by proxy, and entitled to vote.  Abstentions effectively count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

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Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements of the Company for the year ended December 31, 2021. The Audit Committee discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee regarding independence, and has discussed with Grant Thornton LLP its independence.

Based upon the review and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 8, 2022.

Audit Committee:

Gottfried Schellmann, Chairman

Dinah Corbaci

Eduard Berger

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PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. See “Compensation Discussion and Analysis” and “Executive Compensation” below.

In order to better align the long-term interests of our executives with our stockholders and to attract and retain highly qualified executives, our compensation programs have been designed to provide competitive levels of compensation that integrate pay with our performance, with an emphasis on recognizing individual initiative and achievements and recognizing the complexity of our international operations. We base our compensation primarily on experience, expertise and performance, with a portion of potential compensation dependent upon our successful long-term performance and position in the international gaming industry.

In 2016, our Compensation Committee adopted a comprehensive Compensation Policy, which is described below under “Compensation Discussion and Analysis—Compensation Policy.” The Compensation Policy includes an annual incentive plan and long-term incentive plan.  In 2017, the Compensation Committee began granting cash awards to senior management based on the Company’s achievement of certain performance measures under the annual incentive plan and began making annual performance stock unit (“PSU”) grants to senior management under the long-term incentive plan.  Under our long-term incentive plan, a significant portion of the compensation paid to our executive officers is at-risk, performance-based compensation based on pre-determined, measurable performance objectives approved by the Compensation Committee.  See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” below.

As a result of these efforts, the compensation of our named executive officers received support from over 96%  of the shares voted on this proposal at our last three Annual Meetings.  We have responded to our stockholders’ input over the last several years and we will continue to consider the feedback from our stockholders when determining the compensation of our named executive officers in the future.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal No. 3. Abstentions effectively count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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INFORMATION REGARDING DIRECTORS

Information regarding our Board as of April 14, 2022 is as follows:

NAME	AGE	POSITION HELD
Erwin Haitzmann	68	Chairman of the Board and Co-Chief Executive Officer
Peter Hoetzinger	59	Vice Chairman of the Board, Co-Chief Executive Officer and President
Gottfried Schellmann	68	Director
Dinah Corbaci	67	Director
Eduard Berger	53	Director

ERWIN HAITZMANN holds a Doctorate and a Masters degree in Social and Economic Sciences from the University of Linz, Austria (1980). Dr. Haitzmann has extensive casino gaming experience ranging from dealer to various casino management positions and has served on numerous casino company boards worldwide. Dr. Haitzmann has been employed full-time by us since May 1993 and has been employed as either our Chief Executive Officer or Co-Chief Executive Officer since March 1994. Dr. Haitzmann has served as a director since March 1994. In determining that Dr. Haitzmann should serve as a director, the Board identified Dr. Haitzmann's extensive experience in the gaming industry and general executive management experience. In determining that Dr. Haitzmann should serve as Chairman of the Board, the Board identified Dr. Haitzmann’s length of service with us, his vast and extensive knowledge of the domestic and international casino industry and his knowledge of our overall business.

PETER HOETZINGER received a Masters degree from the University of Linz, Austria (1986). Thereafter, he was employed in several managerial positions in the gaming industry with Austrian casino companies and has served on numerous casino company boards worldwide. Mr. Hoetzinger has been employed full-time by us since May 1993. He has served as our President since 2000 and our Co-Chief Executive Officer since March 2005. Mr. Hoetzinger has served as a director since March 1994. In determining that Mr. Hoetzinger should serve as a director, the Board identified Mr. Hoetzinger’s extensive experience in the domestic and international casino industry, general executive management experience and his knowledge of our overall business.

GOTTFRIED SCHELLMANN graduated from University of Vienna with a Law degree and is a Certified Tax Advisor in Austria. After having worked for several firms, including KPMG Germany, as a tax and accounting manager, he formed Schellmann & Partner in 1993, where he specialized in tax and accounting work for provinces and municipalities in Austria. In 1999, he sold Schellmann & Partner to KPMG and served from 1999 to 2008 as a partner. He was a part of the Confederation Fiscale Europeenne, the umbrella organization of the European Associations of Tax Advisors in Brussels, Belgium, from 1994 to 2014, holding roles as a representative on the Tax Committee from 1994 to 2004, Chair of the Indirect Tax Committee from 2005 to 2008, Chair of the Tax Committee from 2009 to 2012 and Vice President from 2013 to 2014. Since 2009, he has been a partner in Mueller & Schellmann, a boutique tax advisory company that he formed with a partner in 2009. He is also currently a member of the Worshipful Company of Tax Advisors in London. In 2022, he was elected as  a member of the supervisory board of the Austrian Academy of Sciences and appointed as chair of the audit committee. Mr. Schellmann has served as a director since January 1997. In determining that Mr. Schellmann should serve as a director, the Board identified Mr. Schellmann’s extensive experience in international taxation, risk management, oversight and his general executive management experience.

DINAH CORBACI holds a Doctorate degree in Law from the University of Salzburg, Austria (1981). After her practice on the Austrian Court in Salzburg, she began working at IBM in 1984 where she served as Account Manager for large Austrian governmental customers. During her tenure at IBM from 1984 to 2009, she was responsible for all Austrian governmental customers regarding their strategic hardware development. As Software Account Manager for Software and Solutions, Dr. Corbaci was responsible for Austrian governmental customers’ application modernization and compliance with guidelines for the use of such software. Since August 2009, Dr. Corbaci has served as managing director of her private consulting firm, Dinah Corbaci Consulting for Information Technology, from which she retired in June 2017. Dr. Corbaci has served as a director since April 2000. In determining that Dr. Corbaci should serve as a director, the Board identified Dr. Corbaci’s extensive experience with e-business solutions, transactions with governmental authorities, risk management, oversight and her general executive management experience.

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EDUARD BERGER is a Graduate of the Austrian Business School in Vienna (1987). Mr. Berger has more than 30 years of experience in banking.  From 1990 to 2000, Mr. Berger built up the Austrian equity business for Deutsche Bank. From 2000 to 2008, Mr. Berger was Managing Director at Unicredit Group. Within Unicredit Group, Mr. Berger was a member of the Board of Creditanstalt INM AG, the equity brokerage unit of the group. Mr. Berger managed the Austrian equity business and was responsible for the European Equity Sales division of Unicredit Group.  In 2008, Mr. Berger joined Credit Agricole-Cheuvreux, a leading European brokerage house, as CEO of their Austrian operation. Since 2011, Mr. Berger has served as a partner and member of the Executive Board of Wiener Privatbank SE, an independent private bank in Vienna specializing in private banking services, asset and wealth management, brokerage and real estate services, and as a member of the Board at Wiener Privatbank’s Asset Management unit, Matejka & Partner. Mr. Berger was appointed to the Board in February 2018. In determining that Mr. Berger should serve as a director, the Board identified Mr. Berger’s experience in international banking and finance, equity sales, corporate finance and asset management.

There are no family relationships between or among our directors or executive officers.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all directors, executive officers and employees. A complete text of this Code of Business Conduct and Ethics is available on the Investor Relations – Governance section of our website (www.cnty.com/investor/governance/facts-overview/). Any future amendments to or waivers of the Code of Business Conduct and Ethics will be posted to the Investor Relations – Governance – Facts & Overview section of our website.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 14, 2022, regarding common stock ownership by each named executive officer and each member of our Board, and all of our executive officers and directors as a group. The number of shares indicated as beneficially owned by each person listed below is calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Accordingly, share ownership includes shares that may be acquired upon the exercise of options, warrants, rights or conversion privileges that are exercisable on April 14, 2022, or will become exercisable within 60 days of that date (by June 13, 2022). For both tables below, the percentage ownership of each person listed below is based on the 29,814,047 shares outstanding as of April 14, 2022. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the named persons or entities has sole voting and investment power with respect to the shares shown as beneficially owned.

NAME OF BENEFICIAL OWNER		COMMON STOCK		OPTIONS EXERCISABLE OR VESTING WITHIN 60 DAYS	AMOUNT OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Erwin Haitzmann	(A)	1,275,751	(C)	450,000	1,725,751	5.8%
Peter Hoetzinger	(A)	1,297,103	(D)	450,000	1,747,103	5.9%
Gottfried Schellmann	(A)	84,000		12,500	96,500	*
Dinah Corbaci	(A)	27,300		38,200	65,500	*
Eduard Berger	(A)	—		12,500	12,500	*
Margaret Stapleton	(B)	40,155		75,000	115,155	*
Timothy Wright	(B)	10,391		30,000	40,391	*
Andreas Terler	(A)	17,836		50,000	67,836	*
Nikolaus Strohriegel	(A)	27,706		25,000	52,706	*
All executive officers and directors as a group (ten persons)		2,780,242		1,178,200	3,958,442	13.3%

*      Less than 1%.

(A)	The address for the persons listed is Untere Viaduktgasse 2, 1030 Vienna, Austria.
(B)	The address for the persons listed is 455 East Pikes Peak Ave., Suite 210, Colorado Springs, CO 80903.
(C)

Flyfish Management & Consulting AG (“Flyfish”), a Swiss corporation that is wholly owned by Dr. Haitzmann, owns 1,200,000 of the reported shares (see “Executive Agreements”), and Mr. Haitzmann owns 75,751 of the reported shares.

(D)

The Hoetzinger Family Foundation owns 1,069,084 of the reported shares, Focus Lifestyle and Entertainment AG (“Focus”), a Swiss corporation that is a wholly-owned subsidiary of Mr. Hoetzinger’s family foundation, owns 92,019 of the reported shares (see “Executive Agreements”), and Mr. Hoetzinger owns 136,000 of the reported shares.

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The following table sets forth information as of April 14, 2022, regarding common stock ownership by beneficial owners of more than five percent (5%) of our outstanding common stock that have publicly disclosed their ownership, except for our Co-Chief Executive Officers, whose stock ownership is set forth in the table above.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS
Royce & Associates, LP 745 Fifth Avenue New York, NY 10151	2,513,126	(A)	8.4%
Janus Henderson Group plc 201 Bishopsgate London, UK EC2M 3AE	2,163,351	(B)	7.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,913,778	(C)	6.4%
Rice Hall James & Associates, LLC 600 W. Broadway, Ste 1000 San Diego, CA 92101	1,577,227	(D)	5.3%
AWM Investment Company, Inc. 527 Madison Avenue, Suite 2600 New York, NY 10022	1,482,988	(E)	5.0%

(A)	Based solely on a Schedule 13G/A filed on January 14, 2022. Royce & Associates, LP has sole voting and dispositive power with respect to 2,513,126 shares.
(B)	Based solely on a Schedule 13G/A filed on February 10, 2022. Janus Henderson Group plc has shared voting and dispositive power with respect to 2,163,351 shares.
(C)	Based solely on a Schedule 13G/A filed on February 1, 2022. BlackRock, Inc. has sole voting power with respect to 1,858,195 shares and sole dispositive power with respect to 1,913,778 shares.
(D)

Based solely on  a Schedule 13G/A filed on February 14, 2022.  Rice Hall James & Associates, LLC has sole voting power with respect to 1,196,665 shares and sole dispositive power with respect to 1,577,227 shares.

(E)	Based solely on a Schedule 13G/A filed on February 11, 2022. AWM Investment Company, Inc. has sole voting and dispositive power with respect to 1,482,988 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Haitzmann, our Chairman and Co-Chief Executive Officer, is a Malta citizen, and Mr. Hoetzinger, our Vice Chairman, Co-Chief Executive Officer and President, is an Austrian citizen. Dr. Haitzmann and Mr. Hoetzinger have established wholly-owned companies or family trusts to hold a certain portion of their respective interests in us.  See “Security Ownership of Certain Beneficial Owners and Management.”

Our Audit Committee Charter provides that the Audit Committee must approve transactions between us and related parties for actual or apparent conflicts of interest. The Audit Committee defines a related party transaction as one between our directors and executive officers, their immediate family members and entities in which they hold a 5% or greater beneficial ownership interest, where the aggregate amount is expected to exceed $120,000 in any calendar year.

The Audit Committee approved the management agreements between us and entities indirectly owned by our Co-Chief Executive Officers, as described under “Executive Agreements.”

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COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF COMPENSATION GOALS AND OBJECTIVES

The Compensation Committee is responsible for reviewing and setting the compensation of our named executive officers:

NAME	TITLE
Erwin Haitzmann	Chairman of the Board and Co-Chief Executive Officer
Peter Hoetzinger	Vice Chairman of the Board, Co-Chief Executive Officer and President
Margaret Stapleton	Chief Financial Officer and Corporate Secretary
Timothy Wright	Chief Accounting Officer and Corporate Controller
Andreas Terler	Managing Director of Century Resorts Management GmbH (“CRM”) and Executive Vice President, Operations – United States
Nikolaus Strohriegel	Managing Director of CRM and Executive Vice President, Operations – Canada and Europe

In order to better align the long-term interests of our executives with our stockholders and to attract and retain highly qualified executives, our compensation programs have been designed to provide competitive levels of compensation that integrate pay with our performance, with an emphasis on recognizing individual initiative and achievements.

We base our compensation primarily on our named executive officers’ experience, expertise and performance, with a portion of potential compensation dependent upon our successful long-term performance and position in the international gaming industry. The Compensation Committee believes that the compensation program for our named executive officers is designed to reward long-term performance. The Compensation Committee also believes that our compensation program motivates our named executive officers to deliver financial results that meet or exceed our expectations, seek and develop new gaming opportunities, and effectively manage our widespread international operations.

During 2016, following significant outreach by us to our major stockholders, the Compensation Committee revised the design of our executive compensation program to, among other things, increase the amount and type of performance-based compensation granted to our executive officers. The Compensation Committee developed (i) an annual incentive plan, which provides for cash awards to senior management based on the Company’s achievement of certain performance measures, and (ii) a long-term incentive plan for senior management, which provides for the annual grant of PSUs to senior management. The Compensation Committee also adopted a comprehensive Compensation Policy, which is described in “Compensation Policy” below.

For more information regarding our annual and long-term incentive plans, including actions taken by the Compensation Committee in 2021, see “Elements of Compensation” below.

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COMPANY BUSINESS DEVELOPMENTS

2021 Performance and Results

During 2021, our United States casinos were open for the full year with very few COVID-19 restrictions. Our casinos in Canada and Poland were closed for the majority of the first half of 2021.  The table below provides a summary of the time periods in 2020 and 2021 in which our casinos, hotels and other facilities were closed.

Operating Segment	Closure Date	Reopen Date
United States	March 17, 2020	June 1 – June 17, 2020
Canada	March 17, 2020	June 13, 2020
	December 13, 2020	June 10, 2021
Poland	March 13, 2020	May 18, 2020
	December 29, 2020	February 12, 2021
	March 20, 2021	May 28, 2021

During 2021, our named executive officers continued to focus on a disciplined and efficient operating strategy and streamlining our cost structure while creating more targeted marketing promotions, including enhancements of our mobile app, that have translated into increased customer spend per visit. Our named executive officers and other employees worked through labor shortages by adjusting hours and occupancy levels at hotels and restaurants and continuing to keep showrooms closed. Our named executive officers also continued to expand our partnerships in iGaming and sports betting. In addition, our named executive officers pursued acquisition opportunities and worked on development projects in Missouri.

Our 2021 financial results were as follows:

•	Net operating revenue for the year ended December 31, 2021 was $388.5 million, a 28% increase compared to the year ended December 31, 2020
•	Earnings from operations for the year ended December 31, 2021 was $68.5 million, an increase of 54051% compared to the year ended December 31, 2020
•	Net earnings attributable to Century Casinos, Inc. shareholders for the year ended December 31, 2021 was $20.6 million, an increase of 143% compared to the year ended December 31, 2020
•	Adjusted EBITDA* for the year ended December 31, 2021 was $97.9 million, a 102% increase compared to the year ended December 31, 2020
•	Earnings per share for the year ended December 31, 2021 was $0.70 compared to loss per share of $1.62 for the year ended December 31, 2020
•	The closing price of our common stock was $12.18 on December 31, 2021, a 91% increase compared to the closing price on December 31, 2020

*Adjusted EBITDA is a non-GAAP financial measure. For a discussion and reconciliation of Adjusted EBITDA to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Measures – Adjusted EBITDA” in our Annual Report on Form 10-K for the year ended December 31, 2021.

COMPENSATION POLICY

Our Compensation Policy provides for (i) an annual incentive plan that rewards executives for the achievement of near-term corporate objectives and individual employee performance and provides a potential significant cash incentive-based award and (ii) a long-term incentive plan that is an equity award program that rewards executives based on their achievement of long-term corporate financial objectives and increases in total stockholder return.  The Compensation Policy sets forth the following objectives in establishing compensation for our executives:

•	Aligning executive compensation with our corporate strategies, business objectives and the long-term interests of its stockholders;
•

Incentivizing executives to achieve key strategic, financial and operational performance measures by linking the annual incentive plan awards and long-term incentive plan awards to the achievement of performance goals in these areas;

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•

Reinforcing executives’ incentive to increase the Company’s stock price and maximize long-term, sustainable stockholder value, and promoting their retention, by providing a significant amount of total compensation opportunities in the form of equity;

•	Successfully implementing the Company’s performance-based compensation philosophy;
•	Attracting and retaining individuals of superior ability and managerial talent; and
•	Encouraging employee retention through participation in the annual incentive plan and the long-term incentive plan.

In the Compensation Policy, the Compensation Committee adopted the following compensation “best practices,” which are designed to discourage unnecessary or excessive risk-taking behavior by the Company’s employees:

•

Pay for performance.  Executive performance-based compensation and payments awarded under the annual incentive plan and the long-term incentive plan are based on pre-determined, measurable performance objectives approved by the Compensation Committee.

•	Mix of incentives. A balance of short-term and long-term incentives is created through a mix of variable cash compensation awards and long-term equity awards.
•	Equity-based pay. A significant portion of the executives’ compensation is in the form of equity awards that emphasize long-term value creation.
•	At-risk pay. A significant portion of the executives’ compensation is “performance-based” or “at-risk.”
•

Significant vesting periods.  Awards granted to executives under the long-term incentive plan will generally vest following the completion of a three-year performance period.  Stock options granted to executives generally vest over a four-year period.

•

Compliance with additional compensation policies.  Executives are required to comply with the Company’s Stock Ownership Policy, Hedging and Pledging Policy and Clawback Policy, which are described in more detail below.

At our 2016 annual meeting, our stockholders approved our 2016 Equity Incentive Plan (the “2016 Plan”), which authorizes the issuance of 3,500,000 shares of our common stock. Awards under the 2016 Plan may be granted in the form of stock options, stock appreciation rights, restricted stock, stock units and other stock-based awards.  Awards under the 2016 Plan may be granted to our employees, consultants, advisors and non-employee directors.  The 2016 Plan also includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including:

•	No repricing of underwater options or stock appreciation rights without stockholder approval.
•	No discounted option or SAR grants.
•	Minimum vesting period for all awards.
•	No liberal share recycling or reload provisions.
•	No liberal definition of “change in control.”
•	No automatic accelerated vesting of equity awards upon a change in control.
•	Limit on non-employee director awards.

COMPENSATION PROGRAM DESIGN

The executive compensation program is designed with our executive compensation objectives in mind and is comprised of fixed and variable pay plans, cash and non-cash plans, and short and long-term payment structures in order to recognize and reward executives for their contributions to us today and in the future.

Our current short-term executive compensation structure consists of base salary and annual incentive compensation in the form of performance-based cash bonuses.  Our long-term executive compensation currently consists of PSU awards and, prior to 2017, consisted of stock option awards. The Compensation Committee believes that granting PSU awards, which generally vest following the completion of a three-year performance period, and stock option awards, which generally vest over a four-year period, to our named executive officers promotes retention and motivates our named executive officers to achieve our long-term business objectives because the ultimate value of their equity awards is strongly related to their long-term contributions to our Company.

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We continually assess and evaluate the internal and external competitiveness of all components of the executive compensation program. Internally, we look at critical and key positions that are directly linked to our profitability and viability. We seek to ensure that the appropriate hierarchy of jobs is in place with appropriate ratios of Chief Executive Officer compensation to other senior executive compensation. Due to the highly competitive nature of the gaming industry, it is important for our compensation plans to provide us with the ability to recruit, retain and internally develop top executive talent.

ROLES IN ESTABLISHING COMPENSATION

When determining the compensation of our named executive officers, the Compensation Committee conducts its own analysis, and solicits advice from internal company resources, which may include, but are not limited to, our Co-Chief Executive Officers and Chief Financial Officer. The Compensation Committee may also receive recommendations from an independent advisor that it retains, as was the case in developing a revised compensation program in 2016.

Our Co-Chief Executive Officers annually review the performance of our named executive officers and, based on these reviews, recommend to the Compensation Committee compensation for all named executive officers. The Compensation Committee reviews the recommendations and makes the final decisions regarding compensation paid to our senior executives, including base pay, annual incentive bonuses and equity awards.

USE OF PEER GROUP AND OTHER MARKET DATA

The Compensation Committee has established a peer group of publicly-traded companies in the gaming, hospitality and restaurant industry (the “Peer Group”) based on data and recommendations initially provided by its independent advisor and supplemented by management.  For 2021, the Compensation Committee used the following Peer Group companies that were determined to have similar business characteristics.

PEER GROUP COMPANIES
• Penn National Gaming, Inc. (PENN)	• RCI Hospitality Holdings, Inc. (RICK)
• Yum! Brands, Inc. (YUM)	• Bally’s Corporation (BALY)
• Churchill Downs, Incorporated (CHDN)	• Red Rock Resorts, Inc. (RRR)
• Golden Entertainment, Inc. (GDEN)	• Monarch Casino & Resort, Inc. (MCRI)
• Caesars Entertainment Inc (CZR)	• Playa Hotels & Resorts, N.V. (PLYA)

The 2021 Peer Group contains the same companies that were in the Peer Group for 2020. In February 2021, the Compensation Committee used the Peer Group market data to assess the competitiveness of NEO compensation for base salary, annual and long-term incentives, and target total direct compensation.  The Compensation Committee targeted the aggregate value of our total compensation for our NEOs to be competitive with the Peer Group market data.

Historically, due to the highly specialized nature of our business, the Compensation Committee has relied on internal resources and limited the external resources considered when establishing compensation to market data from the gaming industry.  The Compensation Committee considers market data from the gaming industry as well as Peer Group data when determining NEO compensation.

CONSIDERATION OF SAY-ON-PAY RESULTS AND STOCKHOLDER INPUT

At our Annual Meeting of Stockholders held on June 9, 2021, we conducted our annual advisory vote on the 2020 compensation program for our named executive officers (“Say-on-Pay”). The 2020 compensation of our named executive officers received support from over 96% of the shares voted on the Say-on-Pay proposal. The Compensation Committee appreciates the support of its stockholders as evidenced by the 2021 Say-On-Pay vote, and will continue to consider the outcome of our Say-on-Pay vote results and other stockholder input when determining the compensation of our named executive officers in the future.

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ELEMENTS OF COMPENSATION

Base Salary

The Compensation Committee sets base salaries for our named executive officers based on a variety of factors, including:

•	the nature and responsibility of the position;
•	the experience and contribution of the named executive officer;
•	the named executive officer’s performance, including whether individual objectives were met or exceeded during a particular period;
•	additional duties or responsibilities of the named executive officer or organizational changes in our Company;
•	the complexity of our international operations and transactions;
•	the amount of international travel by the named executive officer; and
•	retention.

The annual base salaries for our NEOs are presented in the table below.

	2020 BASE SALARY	2021 BASE SALARY
Erwin Haitzmann (A)(G)	$607,069	$620,299
Peter Hoetzinger (B)(G)	600,446	619,957
Margaret Stapleton (C)	251,923	250,000
Timothy Wright (D)	201,538	200,000
Andreas Terler (E)	181,969	194,662
Nikolaus Strohriegel (F)	137,705	146,659

(A)

Dr. Haitzmann’s annual base salary consisted of (i) €220,000 in 2021, which was $260,299 based on monthly average exchange rates in effect during 2021, and €215,362 in 2020, which was $247,069 based on monthly average exchange rates in effect during 2020, and (ii) an annual management fee of $360,000 paid on a monthly basis to Flyfish. Dr. Haitzmann voluntarily reduced his annual base salary by $5,312 from March 2020 to June 2020 due to COVID-19. The differences in the amounts of base salary reported in 2020 and 2021 also are due to exchange rate fluctuations.

(B)

Mr. Hoetzinger’s annual base salary consisted of (i) €220,000 in 2021, which was $259,957 based on monthly average exchange rates in effect during 2021, and €209,239 in 2020, which was $240,446 based on monthly average exchange rates in effect during 2020, and (ii) an annual management fee of $360,000 paid on a monthly basis to Focus. Mr. Hoetzinger voluntarily reduced his annual base salary by $12,327 from March 2020 to June 2020 due to COVID-19. The differences in the amounts of base salary reported in 2020 and 2021 also are due to exchange rate fluctuations.

(C)

Ms. Stapleton’s annual base salary was $250,000 in 2021 and 2020. Ms. Stapleton voluntarily reduced her annual base salary by $7,692 from March 2020 to June 2020 due to COVID-19. The difference in the amount of the base salary reported in 2020 also is due to the number of pay periods during the year.

(D)

Mr. Wright’s annual base salary was $200,000 in 2021 and 2020. Mr. Wright voluntarily reduced his annual base salary by $6,154 from March 2020 to June 2020 due to COVID-19. The difference in the amount of the base salary reported in 2020 also is due to the number of pay periods during the year.

(E)

Mr. Terler’s annual base salary was €165,000 in 2021, which was $194,662 based on monthly average exchange rates in effect during 2021. Mr. Terler’s annual base salary was €160,453 in 2020, which was $181,969 based on monthly average exchange rates in effect during 2020. Mr. Terler voluntarily reduced his annual base salary by $5,209 from March 2020 to June 2020 due to COVID-19.

(F)

Mr. Strohriegel’s annual base salary was €125,000 in 2021,  which was $146,659 based on monthly average exchange rates in effect during 2021. Mr. Strohriegel’s annual base salary was €120,637 in 2020, which was $137,705 based on monthly average exchange rates in effect during 2020. Mr. Strohriegel voluntarily reduced his annual base salary by $4,997 from March 2020 to June 2020 due to COVID-19.

(G)	Differences in the U.S. dollar equivalent of the salaries of Dr. Haitzmann and Mr. Hoetzinger are due to the timing of payments throughout the year.

The base salary of each of the Co-Chief Executive Officers has not been increased since 2013. The Compensation Committee increased Ms. Stapleton’s base salary in October 2019 and the base salaries of Mr. Terler, Mr. Strohriegel and Mr. Wright effective January 2020. The Compensation Committee did not adjust the salaries of any named executive officers during 2021.  The Compensation Committee evaluates the salaries of the named executive officers when it is considering their total target compensation, including salary, annual bonuses and equity awards, which may be in the form of PSUs or stock options.

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The Compensation Committee believes that the base salaries of the named executive officers are fair and competitive with those of executive officers at the Peer Group companies and other comparable companies in the gaming industry.

Annual Incentive Compensation

The Compensation Committee considers salaries and bonuses and, in the case of our Co-Chief Executive Officers, the management agreements, in determining the competitiveness of the total compensation package. At the end of each fiscal year, the Compensation Committee determines whether NEOs will receive performance-based cash incentive compensation based on whether certain performance measures, which are established early in the applicable fiscal year, are achieved.

The annual incentive award for 2021 was based on the achievement of net operating revenue over a one-year performance period beginning on January 1, 2021. The amount of cash earned by award recipients following the end of the performance period could range from 0% to 200% of the target amount. If performance is between the threshold and target levels, or between the target and maximum levels, then the payout as a percentage of the target is determined by linear interpolation. Threshold (50%), target (100%) and maximum (200%) payout opportunities established for the 2021 annual incentive plan awards for each NEO are set forth in the table below.

NEO	MINIMUM	TARGET	MAXIMUM
Erwin Haitzmann	$112,500	$225,000	$450,000
Peter Hoetzinger	112,500	225,000	450,000
Margaret Stapleton	50,000	100,000	200,000
Timothy Wright	50,000	100,000	200,000
Andreas Terler	50,000	100,000	200,000
Nikolaus Strohriegel	50,000	100,000	200,000

In March 2022, the Compensation Committee utilized the forecasts provided by management to review the results. Management’s forecast of net operating revenue for the 2021 fiscal year did not take into account extended closures at our Canada and Poland casinos. The Compensation Committee took into consideration the impact of the closures on the target net operating revenue for the 2021 fiscal year. Due to the impact from casinos in these regions being closed for a longer period than was anticipated and the favorable results in the United States, which were above the forecasted 2021 target, the Compensation Committee deemed it appropriate to grant 180% of the target award. As a result, the Compensation Committee determined that the NEOs earned the following cash bonuses under the annual incentive plan for 2021:

NEO	2021 ACTUAL BONUS
Erwin Haitzmann	$405,000
Peter Hoetzinger	405,000
Margaret Stapleton	180,000
Timothy Wright	180,000
Andreas Terler	180,000
Nikolaus Strohriegel	180,000

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Long-term Incentive Compensation

Under our long-term incentive plan, the Compensation Committee grants PSUs annually, under which executive officers receive at-risk, performance-based compensation and payments based on pre-determined, measurable performance objectives approved by the Compensation Committee.

2021 Performance Stock Units

In February 2021, under the long-term incentive plan, the Compensation Committee approved the grant of 2021 PSUs to our senior management.  Each 2021 PSU represents the right to receive one share of our common stock. The 2021 PSUs vest based on our achievement of specified performance measures, consisting of relative total stockholder return (“TSR”) and Adjusted EBITDA, over a three-year performance period, beginning January 1, 2021.  For the 2021 PSUs, relative TSR is calculated as the difference, whether positive or negative, between our TSR minus the TSR of the Russell 3000 Index. Adjusted EBITDA is calculated as net earnings (loss) attributable to Century Casinos, Inc. shareholders before interest expense (income), net, income taxes (benefit), depreciation and amortization, non-controlling interests net earnings (loss) and transactions, pre-opening expenses, acquisition costs, non-cash stock-based compensation charges, asset impairment costs, loss (gain) on disposition of fixed assets, discontinued operations, (gain) loss on foreign currency transactions, cost recovery income and other, gain on business combination and certain other one-time items, such as acquisition and disposition costs and gain or loss. Expense related to the Company’s master lease for three properties, located in Missouri and West Virginia, which the Company acquired in December 2019 (the “2019 Acquisition”) is included in the interest expense (income), net line item. The relative TSR performance measure constitutes 25% of the PSU award, and the Adjusted EBITDA performance measure constitutes 75% of the PSU award.  The relative TSR and Adjusted EBITDA performance measures are calculated independently.  Threshold, target and maximum payout opportunities established for the 2021 PSUs will be used to calculate the number of shares that will be issuable when the award vests, which may range from 0% to 200% of the target amount.  In order to earn any PSUs at the end of the performance period, the threshold level of either of the relative TSR or the Adjusted EBITDA performance measures, but not both, must be achieved. Any 2021 PSUs that are earned are scheduled to vest and be settled in shares of the Company’s common stock following the end of the performance period.  The Compensation Committee grants PSU awards, which may contain different performance measures and other terms, to senior management on an annual basis.

The Compensation Committee granted the following target number of 2021 PSUs to the named executive officers on February 12, 2021:

NEO	TARGET NUMBER OF 2021 PSUs	GRANT DATE FAIR VALUE OF TARGET PSUs
Erwin Haitzmann	44,870	$289,079
Peter Hoetzinger	44,870	289,079
Margaret Stapleton	18,634	120,053
Timothy Wright	14,907	96,040
Andreas Terler	18,634	120,053
Nikolaus Strohriegel	14,907	96,040

2019 Performance Stock Units

In March 2019, under the long-term incentive plan, the Compensation Committee approved the grant of 2019 PSUs to our senior management.  Each 2019 PSU represented the right to receive one share of our common stock. The 2019 PSUs vested based on our achievement of specified performance measures, consisting of relative TSR and Adjusted EBITDA, over a three-year performance period, beginning January 1, 2019.  In October 2020, the Compensation Committee amended the target Adjusted EBITDA to exclude March 2020 to May 2020 results due to COVID-19 and the projected Adjusted EBITDA from Century Casino Bath, which entered creditor’s voluntary liquidation following permanent closure of the casino in March 2020, as well as to include forecasts for the properties acquired in the 2019 Acquisition. For the 2019 PSUs, relative TSR was calculated as the difference, whether positive or negative, between our TSR minus the TSR of the S-Network Global Gaming Index. The relative TSR performance measure constituted 25% of the PSU award and the Adjusted EBITDA performance measure constituted 75% of the PSU award.  The relative TSR and Adjusted EBITDA performance measures were calculated independently.  Threshold, target and maximum payout opportunities established for the 2019 PSUs were used to calculate the number of shares that were issuable when the award vested, which ranged from 0% to 200% of the target amount.  In order to earn any PSUs at the end of the performance period, the threshold level of either of the relative TSR or the Adjusted EBITDA performance measures, but not both, had to be achieved.

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In March 2022, the Compensation Committee made a determination whether shares of common stock were earned and issuable under the 2019 PSU awards following the end of the three-year performance period. The Compensation Committee reviewed the Company’s TSR against the TSR of the S-Network Global Gaming Index and calculated the Company’s Adjusted EBITDA in accordance with the 2019 PSU awards, as amended in October 2020.  Based on the Company’s relative total stockholder return of 62% and Adjusted EBITDA of $192.6 million, the Compensation Committee approved a payout factor of 152.05% of the target number of 2019 PSUs. When the 2019 PSUs were earned and vested, they were converted into shares of our common stock. The following table shows the number of 2019 PSUs earned by the NEOs and paid out in common stock on March 15, 2022:

NEO	NUMBER OF 2019 TARGET PSUs GRANTED	2019 PSUs EARNED AT 152.05% PAYOUT FACTOR
Erwin Haitzmann	39,675	60,327
Peter Hoetzinger	39,675	60,327
Margaret Stapleton	11,903	18,099
Timothy Wright	6,613	10,056
Andreas Terler	11,903	18,099
Nikolaus Strohriegel	11,903	18,099

2017 Performance Stock Units

In March 2022, the Company determined that the number of shares of common stock awarded with respect to PSUs granted in 2017 was calculated incorrectly. The Compensation Committee approved the award of 24,300 additional shares of our common stock to the NEOs on March 15, 2022. The following table shows the number of additional shares of common stock issued on March 15, 2022 to the NEOs related to the correction of the prior issuance:

NEO	NUMBER OF ADDITIONAL SHARES EARNED UNDER 2017 PSU AWARDS
Erwin Haitzmann	7,924
Peter Hoetzinger	7,924
Margaret Stapleton	2,377
Timothy Wright	1,321
Andreas Terler	2,377
Nikolaus Strohriegel	2,377

PERSONAL BENEFITS AND PERQUISITES

Our use of perquisites as an element of compensation is limited. The Compensation Committee does not view perquisites as a significant element of our compensation structure, but does believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment. Besides certain life insurance contributions and change of control protections, we generally provide broad-based perquisites to our executives and other employees. Executives and all other employees are eligible to participate in various benefit programs such as medical, dental and vision insurance, life insurance, both short and long-term disability, and employer contributions to the Century Casinos, Inc. 401(k) Savings and Retirement Plan. Relocation benefits are available and are negotiated on an individual basis when an employee is hired.

In addition to our group benefits, Dr. Haitzmann and Mr. Hoetzinger are also entitled to:

•	A Company-paid life insurance policy. Dr. Haitzmann’s policy was paid in a single lump sum in September 2018.

Mr. Hoetzinger’s policy provides a maximum life insurance benefit of €418,032 (approximately $474,513 based on the exchange rate in effect on December 31, 2021), payable in either a single lump sum or as an annuity;

•

Long term disability or death benefits equal to 1/12 of the executive’s annual salary in effect at the time of disability or death, paid monthly for a period of 12 months from the date of disability or death; and

•

The use of an automobile provided and paid for by us for business and personal purposes; provided, however, that Dr. Haitzmann may choose to receive a monthly car allowance in lieu of our providing him with the use of an automobile.

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CHANGE OF CONTROL AND SEVERANCE BENEFITS

Employment Agreements. We have entered into employment agreements with certain of our executive officers, including our Co-Chief Executive Officers, which are described below under “Executive Agreements.” These agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change of control or a termination without cause by us, each as is defined in the agreements.

The change of control provisions and the related severance compensation provisions of the employment agreements with our executive officers and our equity incentive plans are designed to meet the following objectives:

Change of Control.  Many larger, established casino companies may consider companies at similar stages of growth as us as potential acquisition targets as a means of adding value to their company. In some scenarios, the potential for merger or acquisition may be in the best interests of our stockholders. In certain cases, we provide severance compensation if an executive is terminated as a result of a corporate transaction in order to maintain the continuity of management during the transaction and in order to promote the ability of our executive officers to act in the best interests of our stockholders even though there is a possibility that they could be terminated as a result of the transaction.

We define a “change of control” in the employment agreements as follows:

•	Any unaffiliated person or entity becoming the beneficial owner of a majority of the voting rights of our outstanding securities;
•	The triggering of the issuance of stock rights to stockholders pursuant to our stock rights agreement, as amended from time to time;
•	The replacement during any two calendar years of half or more of our Board;
•	The replacement or rejection of one or more persons nominated to be a director by our Board before any change of control;
•	The election of one or more persons to our Board that have not been nominated by our Board prior to any change of control;
•	Dr. Haitzmann ceases to serve as our Chairman, except by reason of his death or permanent disability (as stated in Mr. Hoetzinger’s employment agreement);
•	Mr. Hoetzinger ceases to serve as our Vice Chairman, except by reason of his death or permanent disability (as stated in Dr. Haitzmann’s employment agreement); or
•	The holders of securities approve a merger, consolidation or liquidation of our Company.

Termination Without Cause By Us.  If we terminate the employment of Dr. Haitzmann or Mr. Hoetzinger without cause, we are obligated to continue to pay their base salary and bonus for a specified period of time, as per the executive officer’s employment agreement. We believe this is appropriate because (i) the terminated executive officer is bound by confidentiality and non-compete provisions covering a specified period of time; (ii) we and the executive officer have mutually agreed to a severance package that is in place prior to any termination event, which provides us more flexibility to make a change in senior management if such a change is in the best interests of us and our stockholders; and (iii) the terminated executive receives a fair severance payment that is defined in advance of a termination without cause.

For this scenario, we define “cause” for Dr. Haitzmann and Mr. Hoetzinger as follows:

•

The failure of the employee for any reason, within 30 days after receipt by the employee of written notice thereof from us, to correct, cease, or otherwise alter any specific action or omission to act that constitutes a material and willful breach of such employee’s employment agreement that is likely to result in material damage to us; or

•	Any willful gross misconduct likely to result in material damage to us.

Termination With Cause By Employee.  Dr. Haitzmann’s and Mr. Hoetzinger’s employment agreements provide severance in the event they terminate their employment with us for cause. This scenario would be treated similarly to a termination without cause by us for the same reasons provided for that situation, as described above.

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For this scenario, we define “cause” as follows:

•

Our failure for any reason, within 30 days after receipt by us of written notice from the employee, to correct, cease, or otherwise alter any material adverse change in the conditions of such employee’s employment, including, but not limited to any change in his title or position, or the duties of such position, unless the employee consents in writing to such change; or

•	A change of control, as defined above, has occurred.

Management Agreements. In addition to the employment agreements that we have with Dr. Haitzmann and Mr. Hoetzinger, we are party to separate management agreements with Flyfish, a Swiss corporation that is beneficially owned by Dr. Haitzmann, and with Focus, a Swiss corporation that is a wholly-owned subsidiary of Mr. Hoetzinger’s family foundation.

Termination with Cause by Consultant or without Cause by Us.  The management agreements provide for certain payments and benefits to be made to Flyfish and/or Focus should either or both of them terminate the agreement for cause or should either or both of them be terminated by us without cause.  These payments and benefits include: (i) a lump sum cash payment of three times the current management fee and three times the average bonus for the prior three years and (ii) an option to continue to serve as a consultant for three years at the then-current management fee, prior year’s bonus and current benefits.  For the purposes of the determination of these payments and benefits, “cause” means (i) our failure for any reason, within 30 days after receipt of written notice, to correct, cease or otherwise alter any material adverse change in the conditions of engagement, including but not limited to any change in duties or (ii) a change of control has occurred.

A “change of control” under the management agreements is the same as a change of control under the employment agreements, as defined above.

Equity Awards. Our 2016 Plan and our previous equity incentive plans under which we have issued equity awards to our executive officers provide for accelerated vesting of stock awards following a change of control, as defined in such plans, under certain circumstances. Under the PSU award agreements, the PSUs issued to our executive officers under our 2016 Plan provide that, in the case of a termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), the participant receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period.  In the case of a Change in Control, the PSUs have accelerated vesting if (i) the participant has a termination without Cause or for Good Reason within 12 months after the award is assumed or replaced by the surviving entity, or (ii) the award is not assumed or replaced by the surviving entity.

For more information on our potential payments to named executive officers in connection with a termination or change of control, please see “Executive Compensation – 2021 Potential Payments upon Termination or Change of Control” below.

Compensation Policies

In 2016, we adopted (i) an overall Compensation Policy, which is described above under “Compensation Policy,” and (ii) several additional policies that we believe are important and consistent with governance and compensation policy best practices, which are included in our Compensation Policy and are described below.

Stock Ownership Policy.   It is our policy that all of our executive officers should have a significant financial stake in us.  To that end, we have adopted stock ownership guidelines applicable to our executive officers. The guidelines are applicable to each of our executive officers and provide that each executive officer is expected to directly or beneficially own shares of our common stock with a value at least equal to the amount shown below:

•	Co-CEOs – Three times annual base salary
•	All other executive officers – One times annual base salary

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The amount of annual base salary includes any management fees paid to a Co-CEO, a family foundation or a company directly or beneficially owned by such Co-CEO or a subsidiary thereof in connection with a management agreement entered into between any of such parties and the Company or any subsidiary of the Company. Shares counted for purposes of the ownership guidelines are fully-vested outstanding shares of which the individual is deemed to be the “beneficial owner” for purposes of Section 16 under the Exchange Act.  For each Co-CEO, shares counted for purposes of the ownership guidelines include any shares owned by a family foundation or a company directly or beneficially owned by a Co-CEO or a subsidiary thereof.  Shares subject to a compensatory equity-based award of any kind that has not yet vested and shares subject to an option or stock appreciation right that has not yet been exercised will not be counted toward satisfaction of the stock ownership guidelines. Each executive officer has five years from the date he or she becomes subject to the guidelines to achieve compliance with the ownership guidelines.

In addition, over a three-year period, starting January 1, 2017, each of the Co-Chief Executive Officers was required to complete the purchase of additional shares of our common stock using the after-tax amount of €112,500 of such Co-Chief Executive Officer’s salary. Each of the Co-Chief Executive Officers met this requirement prior to December 31, 2019. Each of the Co-Chief Executive Officers currently is required to make similar additional purchases of our common stock during a three-year period starting January 1, 2020. As of April 14, 2022, Mr. Hoetzinger and Dr. Haitzmann have met this requirement.

Hedging and Pledging.  We have adopted a policy that provides for restrictions on equity transactions, including prohibitions on hedging transactions and pledging of our stock by our officers and directors. The policy does not restrict non-officer employees. Our officers and directors may not engage in any hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities.  In addition, under the policy, our officers and directors are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan; provided that an exception may be granted where a person covered by the policy wishes to pledge the Company’s securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities, if approved in advance by our Chief Financial Officer.

Clawback Policy. We have adopted a policy for recovery of incentive compensation from our executive officers under certain circumstances. The policy provides that we will, in all appropriate circumstances as determined by the Compensation Committee, and to the extent permitted by applicable law, require reimbursement or forfeiture of all or a portion of any incentive compensation awarded to our executive officers after April 22, 2016, which is the date our Board of Directors adopted the policy, where the Compensation Committee has determined that all of the following factors are present:

•	We are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws;
•

The award, vesting or payment of the incentive compensation was predicated upon the achievement of certain financial results that were the subject of the restatement and such award, vesting or payment occurred or was received during the three-year period preceding the date on which we were required to prepare the restatement; and

•	A smaller award, vesting or payment would have occurred or been made to the executive officer based upon the restated financial results.

In those circumstances, we will, to the extent deemed appropriate by the Compensation Committee, seek to recover or cancel the amount(s) by which an executive officer’s incentive compensation that was awarded, vested or paid during the three-year period referenced above exceeded the amount(s) that would have been awarded, vested or paid based on the restated financial results, net of taxes paid or payable by the executive officer with respect to the recoverable compensation.

In addition, under the terms of the 2016 Plan and equity award agreements under the 2016 Plan, equity awards may be subject to forfeiture, recovery by us or any other action pursuant to any compensation recovery policy adopted by the Board or the Compensation Committee, including in response to any requirements under the Exchange Act or any other applicable law or stock exchange listing standards.

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Other Equity-Related Policies.  The 2016 Plan requires that all stock options granted under the plan have an exercise price that is not less than the fair market value of a share of our common stock on the date the grant is made. The 2016 Plan also prohibits re-pricing or exchanging underwater stock options under the 2016 Plan without stockholder approval.

TAX AND OTHER CONSIDERATIONS

In designing our compensation programs, we take into account the various tax and accounting rules associated with different forms of compensation. Section 162(m) of the Internal Revenue Code precludes us from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” (which as of 2021 included the Co-Chief Executive Officers,  Chief Financial Officer and our three other most highly compensated executive officers).  Prior to 2018, this deduction limitation did not apply to qualified “performance-based” compensation and a company’s chief financial officer was not considered to be a “covered officer.”  Consequently, compensation paid in 2018 and later years to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

Despite these limits on the deductibility of performance-based compensation, we continue to believe that a significant portion of our executives’ compensation should be tied to our performance and that shareholder interests are best served if the Compensation Committee’s discretion and flexibility in structuring and awarding compensation is not restricted even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expense to us.  Therefore, it is not anticipated that Section 162(m) will significantly impact the design of our compensation program going forward.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the “Compensation Discussion and Analysis” included in this proxy statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Gottfried Schellmann

Dinah Corbaci

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act, the foregoing report of the Compensation Committee does not constitute soliciting material and shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts, except to the extent the Company specifically incorporates such report by reference therein.

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EXECUTIVE COMPENSATION

The table below sets forth the compensation for 2021, 2020 and 2019 earned by our named executive officers.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(A)		BONUS ($)(B)	STOCK AWARDS ($)(C)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(D)(E)		ALL OTHER COMPENSATION ($)(F)(G)	TOTAL ($)
Erwin Haitzmann
Chairman of the Board	2021	620,299	(H)	—	289,079	405,000	(J)	54,665	1,369,043
and Co-Chief Executive	2020	607,069	(H)	—	258,641	168,750	(J)	53,002	1,087,462
Officer	2019	606,288	(H)	144,000	361,837	254,575	(J)	51,720	1,418,420
Peter Hoetzinger
Vice Chairman of the Board,	2021	619,957	(I)	—	289,079	405,000	(K)	86,992	1,401,028
Co-Chief Executive Officer	2020	600,446	(I)	—	258,641	168,750	(K)	72,994	1,100,831
and President	2019	606,216	(I)	144,000	361,837	254,575	(K)	71,004	1,437,632

Margaret Stapleton	2021	250,000		—	120,053	180,000		15,548	565,601
Chief Financial Officer	2020	251,923		—	107,410	75,000		12,603	446,936
and Corporate Secretary	2019	148,462		100,000	108,557	76,372		10,497	443,888

Timothy Wright	2021	200,000		—	96,040	180,000		23,432	499,472
Chief Accounting Officer	2020	201,538		—	85,929	75,000		18,341	380,808
and Corporate Controller	2019	135,000		75,000	60,309	42,429		14,727	327,465
Andreas Terler
Managing Director of CRM and	2021	194,662		—	120,053	180,000		—	494,715
Executive Vice President,	2020	181,969		—	107,410	75,000		—	364,379
Operations - United States	2019	121,793		—	108,557	76,372		—	306,722
Nikolaus Strohriegel
Managing Director of CRM	2021	146,659		—	96,040	180,000		—	422,699
and Executive Vice President,	2020	137,705		—	85,929	75,000		—	298,634
Operations - Canada and Europe	2019	121,622		—	108,557	76,372		—	306,551

(A)

Dr. Haitzmann and Mr. Hoetzinger are paid their base salaries in euros.  For Dr. Haitzmann, $260,299 of his 2021 salary, $247,069 of his 2020 salary and $246,288 of his 2019 salary were paid in euros. For Mr. Hoetzinger, $259,957 of his 2021 salary, $240,446 of his 2020 salary and $246,216 of his 2019 salary were paid in euros.  Amounts paid to Dr. Haitzmann and Mr. Hoetzinger pursuant to management agreements as described below in footnotes (H) and (I) of this table are paid in U.S. dollars. The base salaries of Messrs. Terler and Strohriegel are paid in euros. The amounts paid in euros were converted to U.S. dollars in the table above using the average monthly exchange rate applicable to the months during which such salaries were earned. Such euro rates ranged from 1.13 to 1.22 during 2021,  1.09 to 1.23 during 2020 and 1.10 to 1.14 during 2019.  See “Elements of Compensation – Base Salary” above for discussion of the voluntary salary reductions in 2020 by our named executive officers.

(B)	The 2019 bonuses for Messrs. Haitzmann, Hoetzinger and Wright and Ms. Stapleton were paid in U.S. dollars and related to the 2019 Acquisition.

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(C)

The amounts shown represent the grant date fair value computed in accordance with FASB ASC 718 of the 2021 PSUs, PSUs granted in 2020 (“2020 PSUs”) and 2019 PSUs granted to the NEOs as part of our long-term incentive compensation plan. The amounts shown represent the values that are based on achievement of 100% of target performance.  Assuming achievement of the maximum 200% of target performance, the value of the 2021 PSUs would be: $578,158 for each of Dr. Haitzmann and Mr. Hoetzinger; $240,106 for each of Ms. Stapleton and Mr. Terler; and $192,080 for each of Mr. Wright and Mr. Strohriegel; the value of the 2020 PSUs would be: $517,283 for each of Dr. Haitzmann and Mr. Hoetzinger; $214,820 for each of Ms. Stapleton and Mr. Terler; and $171,857 for each of Mr. Wright and Mr. Strohriegel; and the value of the 2019 PSUs would be: $723,674 for each of Dr. Haitzmann and Mr. Hoetzinger; $217,113 for each of Ms. Stapleton, Mr. Terler and Mr. Strohriegel; and $120,619 for Mr. Wright.  Assumptions used in the calculation of the amounts reported in this column are included in Note 12 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. For discussion of the 2021 PSUs and 2019 PSUs, see “Compensation Discussion and Analysis” above.

(D)

The amounts shown represent cash payments made to each of our NEOs under our annual incentive plan, which is further described in “Compensation Discussion and Analysis” above. The amounts disclosed for 2021 represent the actual incentive amounts earned for 2021 that were paid in March 2022.

(E)	The cash payments made to Mr. Terler and Mr. Strohriegel were paid in euros.
(F)

The other compensation for Dr. Haitzmann and Mr. Hoetzinger for 2021 includes premiums paid on medical and life insurance policies and the portion of our expense for automobiles provided to our Co-Chief Executive Officers attributable to personal use during 2021.  The Company-paid life insurance policy for Dr. Haitzmann expired on September 1, 2018. Dr. Haitzmann has elected to receive a monthly car allowance from us. We estimate that approximately 35% of the annual lease cost for Mr. Hoetzinger’s automobile represents the amount attributable to personal use. Other compensation for Ms. Stapleton and Mr. Wright for 2021 includes premiums paid on medical insurance. These amounts are broken out as follows:

NAME	MEDICAL INSURANCE	LIFE INSURANCE	AUTOMOBILE	TOTAL
Erwin Haitzmann	$19,169	$—	$35,496	$54,665
Peter Hoetzinger	15,500	20,956	50,536	86,992
Margaret Stapleton	15,548	—	—	15,548
Timothy Wright	23,432	—	—	23,432

(G)

The 2021, 2020 and 2019 amounts in the “All Other Compensation” column for Dr. Haitzmann and Mr. Hoetzinger were converted to U.S. dollars from euros based on the average monthly exchange rates applicable to the months during which such compensation was earned. Such euro rates ranged from 1.13 to 1.22 during 2021, 1.09 to 1.23 during 2020 and 1.10 to 1.14 during 2019.

(H)

Includes $260,299,  $247,069 and $246,288 for 2021, 2020 and 2019, respectively, which have been paid to Dr. Haitzmann under his employment agreement, and $360,000 for each of 2021, 2020 and 2019, which were paid to Flyfish under a management agreement between Flyfish and our subsidiary. Under this management agreement, we contract certain services from Flyfish to be provided by Dr. Haitzmann and other members of the Flyfish team. Flyfish is a company beneficially owned by Dr. Haitzmann. See “Executive Agreements” below.

(I)

Includes $259,957,  $240,446 and $246,216 for 2021, 2020 and 2019, respectively, which have been paid to Mr. Hoetzinger under his employment agreement, and $360,000 for each of 2021, 2020 and 2019, which were paid to Focus under a management agreement between Focus and our subsidiary. Under this management agreement, we contract certain services from Focus to be provided by Mr. Hoetzinger and other members of the Focus team. Focus is a wholly-owned subsidiary of The Hoetzinger Family Foundation (“Hoetzinger Familien-Privatstiftung”). See “Executive Agreements” below.

(J)	Represents amounts paid to Flyfish under the management agreement described in footnote (H) above.
(K)	Represents amounts paid to Focus under the management agreement described in footnote (I) above.

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2021 GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2021.

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (A)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			GRANT DATE FAIR VALUE OF STOCK
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)(B)	TARGET (#)	MAXIMUM (#)	AWARDS ($)(C)
Erwin Haitzmann		112,500	225,000	450,000
	2/12/2021				5,609	44,870	89,740	289,079
Peter Hoetzinger (D)		112,500	225,000	450,000
	2/12/2021				5,609	44,870	89,740	289,079
Margaret Stapleton		50,000	100,000	200,000
	2/12/2021				2,329	18,634	37,268	120,053
Timothy Wright		50,000	100,000	200,000
	2/12/2021				1,863	14,907	29,814	96,040
Andreas Terler		50,000	100,000	200,000
	2/12/2021				2,329	18,634	37,268	120,053
Nikolaus Strohriegel		50,000	100,000	200,000
	2/12/2021				1,863	14,907	29,814	96,040

(A)

The amounts shown represent the potential value of performance bonus awards under our annual incentive plan for each of our NEOs. For 2021, the Compensation Committee approved an incentive bonus plan tied to our attainment of net operating revenue objectives for which threshold, target and maximum levels were established. Under the terms of the annual incentive plan for 2021, the NEOs received a performance-based payout at 180%. The bonuses  were paid in March 2022. Please also see “Compensation Discussion and Analysis” for more details regarding the annual incentive plan.

(B)

The threshold amount of the 2021 PSUs listed above is calculated in accordance with the PSU award agreement, which provides that a participant may earn PSUs if the threshold level of either of the two performance measures is achieved.  The relative TSR performance measure constitutes 25% of the PSU award.  If only this performance measure was achieved at the threshold level, the participant would earn the threshold amount of 2021 PSUs set forth in the table above.

(C)

The number of 2021 PSUs that vest and convert to shares of common stock can range from 0% to 200% of the number of 2021 PSUs awarded depending on the Company’s performance during the three-year performance period. The 2021 PSUs vest based on our achievement of specified performance measures, consisting of relative TSR and Adjusted EBITDA.  We granted the 2021 PSUs to the NEOs under our 2016 Plan as a grant under our long-term incentive plan. The dollar value of the PSUs shown represents the grant date fair value based on performance at target level computed in accordance with FASB ASC Topic 718. Please also see “Compensation Discussion and Analysis” for more details regarding the 2021 PSUs.

(D)	The annual incentive award and 2021 PSUs were assigned to Focus.

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OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table sets forth the number of options and PSUs held by our named executive officers as of December 31, 2021.

		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)(A)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)(A)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE (B)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(C)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(D)
Erwin Haitzmann	12/26/2014	450,000	—	5.05	12/26/2024	—	—
	10/07/2020	—	—	—	—	8,633	105,150
	02/12/2021	—	—	—	—	5,609	68,318
Peter Hoetzinger	12/26/2014	450,000	—	5.05	12/26/2024	—	—
	10/07/2020	—	—	—	—	8,633	105,150
	02/12/2021	—	—	—	—	5,609	68,318
Margaret Stapleton	12/26/2014	75,000	—	5.05	12/26/2024	—	—
	10/07/2020	—	—	—	—	3,585	43,665
	02/12/2021	—	—	—	—	2,329	28,367
Timothy Wright	12/26/2014	30,000	—	5.05	12/26/2024	—	—
	10/07/2020	—	—	—	—	2,868	34,932
	02/12/2021	—	—	—	—	1,863	22,691
Andreas Terler	12/26/2014	50,000	—	5.05	12/26/2024	—	—
	10/07/2020	—	—	—	—	3,585	43,665
	02/12/2021	—	—	—	—	2,329	28,367
Nikolaus Strohriegel	12/26/2014	25,000	—	5.05	12/26/2024	—	—
	10/07/2020	—	—	—	—	2,868	34,932
	2/12/2021	—	—	—	—	1,863	22,691

(A)

The options granted on December 26, 2014 vested 25% on the grant date, 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 25% on the third anniversary of the grant date.

(B)	All options included in the above table expire ten years from the date of grant.
(C)

The 2021 PSUs and 2020 PSUs are subject to three-year performance periods that end on December 31, 2023 and 2022, respectively. The number of PSUs that vest and convert to shares of common stock can range from 0% to 200% of the number of PSUs awarded depending on our performance during the performance period. The number of PSUs shown represents the threshold amount that may be awarded under the applicable PSU award agreement, which provides that a participant may earn PSUs if the threshold level of either of the two performance measures is achieved.  The relative TSR performance measure constitutes 25% of each PSU award.  If only this performance measure were achieved at the threshold level, the participant would earn the threshold amount of PSUs set forth in the table above. Please also see “Compensation Discussion and Analysis” for more details regarding the 2021 PSUs.

(D)	The market value of the 2021 PSUs and 2020 PSUs shown is calculated based on the closing price of our common stock on December 31, 2021 of $12.18 per share.

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OPTION EXERCISES AND STOCK VESTED IN 2021

The following table sets forth information regarding options exercised by Mr. Terler in 2021 and shares of common stock issued to our NEOs in March 2022 following vesting of PSUs that were granted in 2019.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Erwin Haitzmann	—	—	60,327	683,505
Peter Hoetzinger (A)	—	—	60,327	683,505
Margaret Stapleton	—	—	18,099	205,062
Timothy Wright	—	—	10,056	113,934
Andreas Terler	25,000	228,250	18,099	205,062
Nikolaus Strohriegel	—	—	18,099	205,062

(A)	Represents shares underlying the 2019 PSUs that were assigned to Focus. See “Executive Agreements” below.

Executive Agreements

Employment Agreements

In October 2001, we entered into separate employment agreements with Dr. Haitzmann and Mr. Hoetzinger. The agreements were amended in February 2003 to extend the employment periods to December 31, 2008 and to specify the duties of Dr. Haitzmann and Mr. Hoetzinger. The agreements were further amended in February 2005 to assign the employment agreements to our wholly-owned foreign subsidiary, to include changes to the employees’ salary and termination clauses, and to extend the employment periods to December 31, 2009 and for five-year renewable periods thereafter, unless sooner terminated by them or us. Effective September 2006, the employment agreements were further amended to provide each executive officer with life insurance. On September 30, 2015, Dr. Haitzmann’s employment agreement was further amended to assign his employment agreement to another of our wholly-owned subsidiaries and to include changes to carryover benefits in connection with such assignment. The employment agreements are effective through December 2024.

Over a three-year period starting January 1, 2017, each of the Co-Chief Executive Officers was required to complete the purchase of additional shares of our common stock using the after-tax amount of €112,500 of such Co-Chief Executive Officer’s salary. Each of the Co-Chief Executive Officers met this requirement prior to December 31, 2019. Each of the Co-Chief Executive Officers currently is required to make similar additional purchases of our common stock during a three-year period starting January 1, 2020. As of April 14, 2022, Mr. Hoetzinger and Dr. Haitzmann have both met this requirement.

Under the employment agreements, as compensation for the services rendered by Dr. Haitzmann and Mr. Hoetzinger to us, Dr. Haitzmann and Mr. Hoetzinger are paid not less than €220,000 (approximately $249,725 based on the exchange rate in effect on December 31, 2021) in annual base salary, plus annual increases and bonuses, and such other incentives, benefits, insurance policies and compensation as may have been and may be awarded to them from time to time by the Compensation Committee. We provide Dr. Haitzmann and Mr. Hoetzinger with, or reimburse them for, all reasonable expenses incurred in connection with the performance of their duties as our executives. Dr. Haitzmann and Mr. Hoetzinger are also each entitled to the use of an automobile provided to them and paid for by us for business and personal purposes; provided that Dr. Haitzmann may elect to receive a monthly automobile allowance instead of using an automobile provided by us.

If either or both of Dr. Haitzmann and/or Mr. Hoetzinger dies or becomes disabled during the term of his employment, the employment agreements provide for the continuation of salary for 12 months.

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The employment agreements provide for certain payments and benefits to be made to Dr. Haitzmann and/or Mr. Hoetzinger if either or both of them is terminated without cause or if either or both of them terminate their own employment for cause or in the case of a change of control.  These payments and benefits include: (i) continuation of salary and bonuses for three years from the notification of termination, (ii) immediate vesting of all outstanding equity awards, (iii) an option to serve as a consultant for an additional three years at current salary plus previous year’s bonus and current benefits, and (iv) being made whole on an after-tax basis with respect to any taxes that might become payable as a result of any action or provision in connection with a change of control. The terms “cause” and “change of control” are as defined in “Compensation Discussion and Analysis – Change of Control and Severance Benefits” above.

In November 2019, we entered into an employment agreement with Ms. Stapleton. The employment agreement with Ms. Stapleton is effective through November 2024 and for five-year renewable periods thereafter, unless sooner terminated by her or us.

Under the employment agreement, as compensation for the services rendered by Ms. Stapleton to us, Ms. Stapleton is paid not less than $250,000 in annual base salary, plus annual increases and bonuses, and such other incentives, benefits, insurance policies and compensation as may have been and may be awarded to her from time to time by the Compensation Committee. We provide Ms. Stapleton with, or reimburse her for, all reasonable expenses incurred in connection with the performance of her duties as our Chief Financial Officer.

The employment agreement provides for certain payments and benefits to be made to Ms. Stapleton if she is terminated without cause or if she terminates her employment for cause.  These payments and benefits include: (i) continuation of salary and bonuses for two years from the notification of termination, (ii) payment for one year of the difference in the monthly COBRA premium cost and the monthly contribution previously paid by Ms. Stapleton; and (iii) immediate vesting of all outstanding equity awards. The terms “cause” and “change of control” are as defined in “Compensation Discussion and Analysis – Change of Control and Severance Benefits” above.

Management Agreements

In addition to the employment agreements that we have with Dr. Haitzmann and Mr. Hoetzinger, we are party to separate management agreements with Flyfish, which is beneficially owned by Dr. Haitzmann, and with Focus, which is a wholly-owned subsidiary of Mr. Hoetzinger’s family foundation.  Under the management agreement with Flyfish, executive casino management services from Flyfish are provided to us by a team of persons, of which Dr. Haitzmann is a member. Under the management agreement with Focus, executive casino management services from Focus are provided to us by a team of persons, of which Mr. Hoetzinger is a member. The management agreements with Flyfish and Focus are effective through December 31, 2026 and for five-year renewable periods thereafter, unless sooner terminated by them or by us. The management agreements provide for an annual base management fee of $360,000 to each of Flyfish and Focus, plus such annual increases and bonuses, and such other incentives, benefits and compensation as may be awarded to them, respectively, by the Compensation Committee. Payments to each of these management companies are included as salary to the respective executive in the Summary Compensation Table.

The management agreements also provide for certain payments and benefits to be made to Flyfish and/or Focus if either or both of Dr. Haitzmann and Mr. Hoetzinger terminate the agreement for cause or if either or both of them are terminated by us without cause.  These payments and benefits include: (i) a lump sum cash payment of three times the current management fee and three times the average bonus for the prior three years and (ii) an option to continue to serve as a consultant for three years at the then-current management fee, prior year’s bonus and current benefits.  For the purposes of the determination of these payments and benefits, “cause” means (i) our failure for any reason, within 30 days after receipt of written notice, to correct, cease or otherwise alter any material adverse change in the conditions of engagement, including but not limited to any change in duties or (ii) a change of control has occurred.

For the purposes of the prior two paragraphs, a “change of control” is as defined in “Compensation Discussion and Analysis – Change of Control and Severance Benefits” above.

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2021 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment agreements with and granted equity awards to certain of our named executive officers that require us to make payments and provide various benefits in the event of the executive’s termination or a change of control.

The terms of the agreements and the estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed below.

Erwin Haitzmann and Peter Hoetzinger

Pursuant to Dr. Haitzmann’s and Mr. Hoetzinger’s employment agreements and management agreements, if we terminate these agreements without cause, if either officer terminates these agreements for cause or upon a change in our control, each of them will be entitled to:

•	a lump sum cash benefit payment of three times his current annual salary and management fee, plus three times his average bonus for the last three years;
•

at his sole option, elect to serve as a consultant to us for an additional period of three years in exchange for receiving annually his current base salary, the current management fee under the management agreement, his previous year’s bonus and current benefits. During such additional period of three years, he would be required to keep himself reasonably available to us to render advice or to provide services for no more than 30 days per year;

•

all of his and his management company’s unvested stock and stock options shall immediately vest and he will have the option to (i) receive an immediate payment of the stock value and the higher of (a) the value according to the Black Scholes model, or (b) the “in-the-money value” of his options as of the date of such written notice; or (ii) receive an immediate cash bonus from us enabling him, after full payment of all his taxes on such cash bonus, to exercise 100% of his options and continue to hold his stock, with the right to “put” or sell the stock back to us for cash at the stock value at his sole election within three years after his termination; and

•	being made whole on an after-tax basis with respect to any taxes that may become payable as a result of any action or provision in connection with a change of control.

If either Dr. Haitzmann or Mr. Hoetzinger terminates his agreement without cause, we have the option either (i) to accept his resignation, effective immediately on receipt of such written notice, or (ii) to require him to continue to perform his duties hereunder, for a period not to exceed six months from the date of receipt of such written notice. In either event, he shall continue to receive the same compensation and management fee for a period of six months from the date of written notice or termination. Such compensation shall be paid to him in six equal, successive monthly payments, beginning on the first day of the month immediately following the date of written notice of termination. Upon termination due to death or disability, Dr. Haitzmann and Mr. Hoetzinger are each entitled to receive 12 months of salary paid on a monthly basis.

Under the terms of the employment agreements, each executive is required to not disclose any confidential or proprietary information relating to us to third parties.

Under the terms of the PSU award agreements for the 2021 PSUs and 2020 PSUs, if a participant voluntarily terminates his or her employment or if we terminate such person’s employment for cause, the PSUs that have not vested will be forfeited. In the case of a termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), the participant receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period.  In the case of a Change in Control, the PSUs have accelerated vesting if (i) the award is assumed or replaced by the surviving entity and, within 12 months, the participant has a termination without Cause or for Good Reason, or (ii) the award is not assumed or replaced by the surviving entity.

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Assuming Dr. Haitzmann was terminated on December 31, 2021 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $12.18 per share of common stock, which was the closing price of our common stock on December 31, 2021, Dr. Haitzmann would have been eligible for the following payments and benefits:

	SALARY ($)(A)	BONUS ($)(B)	VALUE OF CONTINUED BENEFITS ($)(C)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)(D)	VALUE OF ACCELERATED OPTION AWARDS ($)(E)	VALUE OF ACCELERATED PSU AWARDS ($)(F)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	3,721,796	2,187,325	57,507	336,958	8,432,308	1,478,002	16,213,896
By Employee with Cause or for Good Reason	3,721,796	2,187,325	57,507	336,958	8,432,308	1,478,002	16,213,896
By Employee without Cause	310,150	—	—	—	—	—	310,150
Upon Change of Control (G)	4,723,818	2,841,556	57,507	336,958	8,432,308	2,273,850	18,665,997
Retirement	310,150	—	—	336,958	—	—	647,108
Disability	260,299	—	—	336,958	—	1,478,002	2,075,259
Death (H)	260,299	—	—	168,479	—	1,478,002	1,906,780

(A)

Dr. Haitzmann and Flyfish would have been paid a lump sum of $1,860,898 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $1,860,898 would have been paid over a three-year period. Dr. Haitzmann’s salary would have been paid in six monthly installments for termination by employee without cause or in 12 monthly installments for termination due to death or disability.

(B)

Dr. Haitzmann and Flyfish would have been paid a lump sum of $972,325 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $1,215,000 would have been paid over a three-year period.

(C)	Consists of medical benefits payable for a period of three years.
(D)	Under Austrian law, Dr. Haitzmann is entitled to receive a severance payment (known as “Abfertigung”) upon his termination of employment or upon his retirement from the Company.
(E)

Dr. Haitzmann had stock options for 450,000 shares as of December 31, 2021.  In accordance with the terms of Dr. Haitzmann’s employment agreement, the amounts of Dr. Haitzmann’s salary, bonus and acceleration of his equity awards include a tax gross-up. The Malta tax rate for individuals is a progressive rate from 0% to 35%. The highest rate was used to calculate the value of the option awards.

(F)

Calculated based on the target number of 44,870 PSUs, prorated for the performance period of January 1, 2021 to December 31, 2021; 69,063 PSUs, prorated for the performance period of January 1, 2020 to December 31, 2021, and 60,327 PSUs, the actual number of PSUs earned for the performance period of January 1, 2019 to December 31, 2021.

(G)	The value includes a tax gross-up using a tax rate of 35%.
(H)	Austrian severance benefits would only be paid out if the successors are dependents or are entitled to the benefit.

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Assuming Mr. Hoetzinger was terminated on December 31, 2021 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $12.18 per share of common stock, which was the closing price of our common stock on December 31, 2021, Mr. Hoetzinger would have been eligible for the following payments and benefits:

	SALARY ($)(A)	BONUS ($)(B)	VALUE OF CONTINUED BENEFITS ($)(C)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)(D)	VALUE OF ACCELERATED OPTION AWARDS ($)(E)	VALUE OF ACCELERATED PSU AWARDS ($)(F)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	3,719,744	2,187,325	46,500	248,491	12,180,000	1,478,002	19,860,062
By Employee with Cause or for Good Reason	3,719,744	2,187,325	46,500	248,491	12,180,000	1,478,002	19,860,062
By Employee without Cause	309,979	—	—	—	—	—	309,979
Upon Change of Control (G)	5,992,921	3,672,325	46,500	248,491	12,180,000	3,284,450	25,424,687
Retirement	309,979	—	—	248,491	—	—	558,470
Disability	259,957	—	—	248,491	—	1,478,002	1,986,450
Death (H)	259,957	—	—	124,246	—	1,478,002	1,862,205

(A)

Mr. Hoetzinger and Focus would have been paid a lump sum of $1,859,872 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $1,859,872 would have been paid over a three-year period. Mr. Hoetzinger’s salary would have been paid in six monthly installments for termination by employee without cause or in 12 monthly installments for termination due to death or disability.

(B)

Mr. Hoetzinger and Focus would have been paid a lump sum of $972,325 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $1,215,000 would have been paid over a three-year period.

(C)	Consists of medical benefits payable for a period of three years.
(D)	Under Austrian law, Mr. Hoetzinger is entitled to receive a severance payment (known as “Abfertigung”) upon his termination of employment or upon his retirement from the Company.
(E)

Mr. Hoetzinger had stock options for 450,000 shares as of December 31, 2021.  In accordance with the terms of Mr. Hoetzinger’s employment agreement, the amounts of Mr. Hoetzinger’s salary, bonus and acceleration of his equity awards include a tax gross-up. The Austrian tax rate for individuals is a progressive rate from 0% to 55%. The highest rate was used to calculate the value of the option awards.

(F)

Calculated based on the target number of 44,870 PSUs, prorated for the performance period of January 1, 2021 to December 31, 2021; 69,063 PSUs, prorated for the performance period of January 1, 2020 to December 31, 2021, and 60,327 PSUs, the actual number of PSUs earned for the performance period of January 1, 2019 to December 31, 2021.

(G)	The value includes a tax gross-up using a tax rate of 55%.
(H)	Austrian severance benefits would only be paid out if the successors are dependents or are entitled to the benefit.

Century Casinos, Inc. 2022 Proxy Statement	39 | 43

Margaret Stapleton

Assuming Ms. Stapleton was terminated on December 31, 2021 or that a change of control occurred on such date, and assuming further that the market value of her unvested PSU awards was $12.18 per share of common stock, which was the closing price of our common stock on December 31, 2021, Ms. Stapleton would have been eligible for the following payments and benefits:

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)	VALUE OF ACCELERATED OPTION AWARDS ($)	VALUE OF ACCELERATED PSU AWARDS ($)(A)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	500,000	224,014	15,548	—	—	529,096	1,268,658
By Employee with Cause or for Good Reason	500,000	224,014	15,548	—	—	529,096	1,268,658
By Employee without Cause	—	—	—	—	—	—	—
Upon Change of Control	—	—	—	—	—	529,096	529,096
Death or Disability	—	—	—	—	—	529,096	529,096

(A)

Calculated based on the target number of 18,634 PSUs, prorated for the performance period of January 1, 2021 to December 31, 2021; 28,681 PSUs, prorated for the performance period of January 1, 2020 to December 31, 2021, and 18,099 PSUs, the actual number of PSUs earned for the performance period of January 1, 2019 to December 31, 2021.

Timothy Wright

Mr. Wright does not have an employment agreement with us. If we terminate his employment without cause, he would be entitled to all earned salary through the last day of employment. Under the terms of the option award agreements, Mr. Wright is not entitled to any acceleration of options.

Under the terms of the PSU award agreements for the 2021 PSUs and 2020 PSUs, if Mr. Wright voluntarily terminates his employment or if we terminate his employment for cause, the PSUs that have not vested will be forfeited.  In the case of his termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), Mr. Wright receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period.

Assuming Mr. Wright was terminated on December 31, 2021 or that a change of control occurred on such date, and assuming further that the market value of his unvested PSU awards was $12.18 per share of common stock, which was the closing price of our common stock on December 31, 2021, Mr. Wright would have been eligible for the following payments and benefits:

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)	VALUE OF ACCELERATED OPTION AWARDS ($)	VALUE OF ACCELERATED PSU AWARDS ($)(A)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	—	—	—	—	—	369,403	369,403
By Employee with Cause or for Good Reason	—	—	—	—	—	369,403	369,403
By Employee without Cause	—	—	—	—	—	—	—
Upon Change of Control	—	—	—	—	—	369,403	369,403
Death or Disability	—	—	—	—	—	369,403	369,403

(A)

Calculated based on the target number of 14,907 PSUs, prorated for the performance period of January 1, 2021 to December 31, 2021; 22,945 PSUs, prorated for the performance period of January 1, 2020 to December 31, 2021, and 10,056 PSUs, the actual number of PSUs earned for the performance period of January 1, 2019 to December 31, 2021.

Century Casinos, Inc. 2022 Proxy Statement	40 | 43

Andreas Terler

Pursuant to Mr. Terler’s employment agreement, if we terminate his agreement without cause, he will be entitled to all earned salary through the last day of employment. Mr. Terler is not entitled to any payments upon termination or a change of control under his employment agreement.

Under the terms of Mr. Terler’s option agreement, upon a change of control, Mr. Terler has the option to receive for his 50,000 stock options (i) an immediate payment of the stock value and the higher of (a) the value according to the Black Scholes model or (b) the “in-the-money value” of his options; or (ii) an immediate cash bonus from us enabling him, after full payment of all his taxes on such cash bonus, to exercise 100% of his options and continue to hold his stock, with the right to “put” or sell the stock back to us for cash at the stock value at his sole election within three years after his termination.

Under the terms of the PSU award agreements for the 2021 PSUs and 2020 PSUs, if Mr. Terler voluntarily terminates his employment or if we terminate his employment for cause, the PSUs that have not vested will be forfeited. In the case of his termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), Mr. Terler receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period.

Assuming Mr. Terler was terminated on December 31, 2021 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $12.18 per share of common stock, which was the closing price of our common stock on December 31, 2021, Mr. Terler would have been eligible for the following payments and benefits:

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)	VALUE OF ACCELERATED OPTION AWARDS ($)(A)	VALUE OF ACCELERATED PSU AWARDS ($)(B)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	—	—	—	—	—	529,096	529,096
By Employee with Cause or for Good Reason	—	—	—	—	—	529,096	529,096
By Employee without Cause	—	—	—	—	—	—	—
Upon Change of Control	—	—	—	—	1,353,333	529,096	1,882,429
Death or Disability	—	—	—	—	—	529,096	529,096

(A)

Mr. Terler had stock options for 50,000 shares as of December 31, 2021.  In accordance with the terms of Mr. Terler’s option agreement, the amounts of Mr. Terler’s acceleration of his equity awards include a tax gross-up. The Austrian tax rate for individuals is a progressive rate from 0% to 55%. The highest rate was used to calculate the value of the option awards.

(B)

Calculated based on the target number of 18,634 PSUs, prorated for the performance period of January 1, 2021 to December 31, 2021; 28,681 PSUs, prorated for the performance period of January 1, 2020 to December 31, 2021, and 18,099 PSUs, the actual number of PSUs earned for the performance period of January 1, 2019 to December 31, 2021.

Century Casinos, Inc. 2022 Proxy Statement	41 | 43

Nikolaus Strohriegel

Pursuant to Mr. Strohriegel’s employment agreement, if we terminate his agreement without cause, he will be entitled to all earned salary through the last day of employment. Mr. Strohriegel is not entitled to any payments upon termination or a change of control under his employment agreement.

Under the terms of Mr. Strohriegel’s option agreement, upon a change of control, Mr. Strohriegel has the option to receive for his 25,000 stock options (i) an immediate payment of the stock value and the higher of (a) the value according to the Black Scholes model or (b) the “in-the-money value” of his options; or (ii) an immediate cash bonus from us enabling him, after full payment of all his taxes on such cash bonus, to exercise 100% of his options and continue to hold his stock, with the right to “put” or sell the stock back to us for cash at the stock value at his sole election within three years after his termination.

Under the terms of the PSU award agreements for the 2021 PSUs and 2020 PSUs, if Mr. Strohriegel voluntarily terminates his employment or if we terminate his employment for cause, the PSUs that have not vested will be forfeited.  In the case of his termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), Mr. Strohriegel receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period.

Assuming Mr. Strohriegel was terminated on December 31, 2021 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $12.18 per share of common stock, which was the closing price of our common stock on December 31, 2021, Mr. Strohriegel would have been eligible for the following payments and benefits:

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)	VALUE OF ACCELERATED OPTION AWARDS ($)(A)	VALUE OF ACCELERATED PSU AWARDS ($)(B)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	—	—	—	—	—	467,367	467,367
By Employee with Cause or for Good Reason	—	—	—	—	—	467,367	467,367
By Employee without Cause	—	—	—	—	—	—	—
Upon Change of Control	—	—	—	—	676,667	467,367	1,144,034
Death or Disability	—	—	—	—	—	467,367	467,367

(A)

Mr. Strohriegel had stock options for 25,000 shares as of December 31, 2021.  In accordance with the terms of Mr. Strohriegel’s option agreement, the amounts of Mr. Strohriegel’s acceleration of his equity awards include a tax gross-up. The Austrian tax rate for individuals is a progressive rate from 0% to 55%. The highest rate was used to calculate the value of the option awards.

(B)

Calculated based on the target number of 14,907 PSUs, prorated for the performance period of January 1, 2021 to December 31, 2021; 22,945 PSUs, prorated for the performance period of January 1, 2020 to December 31, 2021, and 18,099 PSUs, the actual number of PSUs earned for the performance period of January 1, 2019 to December 31, 2021.

Century Casinos, Inc. 2022 Proxy Statement	42 | 43

EQUITY COMPENSATION PLAN INFORMATION

Information relating to securities authorized for issuance under our equity compensation plans as of December 31, 2021 is as follows:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (a)(#)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (b)($)		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a)) (c)(#)
Equity compensation plans approved by security holders (A)	2,043,364	(B)	5.22	(C)	2,530,614
Equity compensation plans not approved by security holders	—		—		—
Total	2,043,364		5.22		2,530,614

(A)	These plans consist of the 2005 Equity Incentive Plan, as amended (the “2005 Plan”), which expired in June 2015, and the 2016 Plan, which was approved by our stockholders in June 2016.
(B)

As of December 31, 2021, there were (i) 1,153,200 shares of our common stock issuable upon exercise of outstanding options issued under the 2005 Plan, (ii) 75,000 shares of our common stock issuable upon exercise of outstanding options issued under the 2016 Plan, and (iii)  815,164 PSUs issued under the 2016 Plan that, if and when vested, will be settled in shares of our common stock. The amount reported in this table assumes target level performance for the PSUs. Assuming maximum level performance for the PSUs, the number of shares of common stock would increase by 815,164.

(C)	The weighted-average exercise price relates only to outstanding stock options.

CEO PAY RATIO DISCLOSURE

As a “smaller reporting company”, as defined by Rule 12b-2 of the Exchange Act, we are not required to include in this proxy statement the CEO pay ratio disclosure required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K under the Exchange Act.  For our 2020 proxy statement, we determined that the ratio of the annual total compensation of each of Dr. Haitzmann and Mr. Hoetzinger to the median of the annual total compensation of all employees included in our calculations was 29 to 1, resulting from the annual total compensation of our Co-Chief Executive Officers of $1,418,420 for Dr. Haitzmann and $1,437,632 for Mr. Hoetzinger versus the median of the annual total compensation of all of our employees, excluding the Co-Chief Executive Officers, of $49,694.

Century Casinos, Inc. 2022 Proxy Statement	43 | 43

PROXY

CENTURY CASINOS, INC.

This Proxy is solicited by the Board of Directors

The undersigned stockholder of Century Casinos, Inc. acknowledges receipt of the Notice of Annual Meeting of Stockholders, to be held online via the Internet at www.virtualshareholdermeeting.com/cnty2022 on Thursday, June 9, 2022 at 8:00 a.m. Mountain Daylight Time and hereby appoints Erwin Haitzmann, Peter Hoetzinger or Margaret Stapleton, or any of them individually, each with the power of substitution, as attorneys and proxies to vote all the shares of the undersigned at said Annual Meeting and at all adjournments thereof, hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof.  The above-named attorneys and proxies are instructed to vote all of the undersigned's shares as follows:

(1)	To elect two Class I directors to the Board of Directors.
(The Board of Directors recommends a vote for the election of the following nominees.)

	DINAH CORBACI	☐ FOR ☐ AGAINST ☐ ABSTAIN
	EDUARD BERGER	☐ FOR ☐ AGAINST ☐ ABSTAIN

(2)	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
(The Board of Directors recommends a vote for ratification.)

☐ FOR ☐ AGAINST ☐ ABSTAIN

(3)	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers.
(The Board of Directors recommends a vote for approval.)

☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Thursday, June 9, 2022.

The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

(Continued and to be signed on reverse side)

(Continued from other side)

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. Unless contrary instructions are given, the shares represented by this proxy will be voted FOR the nominees set forth in Item 1, FOR Item 2,  FOR Item 3 and in the discretion of the proxy holders on any other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Dated this______ day of _________________, 2022

Signature__________________________________

Signature__________________________________

Please sign your name exactly as it appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.

☐ Please indicate if you plan to attend this meeting.